PURCHASE AGREEMENT

among

BOMBAY HOOK LLC,

CBS CORPORATION (solely for purposes of Section 11.12)

and

CEDAR FAIR, L.P.

Dated as of May 22, 2006

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS *

SECTION 1.1. Certain Defined Terms *

SECTION 1.2.   Other Defined Terms *

ARTICLE II PURCHASE AND SALE *

SECTION 2.1.   Purchase and Sale. *

SECTION 2.2.   Estimated Working Capital; Payment of Estimated Purchase Price *

SECTION 2.3.   Purchase Price Adjustment *

SECTION 2.4.   Closing *

SECTION 2.5.   Closing Deliveries by Seller *

SECTION 2.6.   Closing Deliveries by Parent and Purchaser *

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER *

SECTION 3.1.   Organization *

SECTION 3.2.   Authority; Enforceability *

SECTION 3.3.   Non-Contravention *

SECTION 3.4.   Governmental Consents *

SECTION 3.5.   Capitalization of the Companies *

SECTION 3.6.   Company Subsidiaries *

SECTION 3.7.   Financial Information. *

SECTION 3.8.   No Undisclosed Liabilities *

SECTION 3.9.   Absence of Certain Changes or Events *

SECTION 3.10.   Contracts. *

SECTION 3.11.   Compliance with Law *

SECTION 3.12.   Litigation *

SECTION 3.13.   Employee Compensation and Benefit Plans; ERISA. *

SECTION 3.14.   Labor Matters *

SECTION 3.15.   Properties *

SECTION 3.16.   Intellectual Property *

SECTION 3.17.   Environmental Laws. *

SECTION 3.18.   Taxes *

SECTION 3.19.   Insurance *

SECTION 3.20.   Affiliate Agreements *

SECTION 3.21.   Sufficiency of Assets; Newco *

SECTION 3.22.   Brokers *

SECTION 3.23.   No Other Representations or Warranties *

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER *

SECTION 4.1.   Organization *

SECTION 4.2.   Authority; Enforceability *

SECTION 4.3.   Non-Contravention *

SECTION 4.4.   Governmental Consents *

SECTION 4.5.   Purchase for Investment *

SECTION 4.6.   Financing *

SECTION 4.7.   Brokers *

SECTION 4.8.   Prohibited Transactions *

ARTICLE V ADDITIONAL AGREEMENTS *

SECTION 5.1.   Conduct of Business Prior to the Closing *

SECTION 5.2.   Access to Information *

SECTION 5.3.   Further Action; Reasonable Best Efforts *

SECTION 5.4.   Resignations *

SECTION 5.5.   Directors' and Officers' Indemnification and Insurance. *

SECTION 5.6.   Books and Records *

SECTION 5.7.   Public Announcements *

SECTION 5.8.   Permitted Reorganization *

SECTION 5.9.   Collective Bargaining Agreement Arrangements *

SECTION 5.10.   Further Assurances *

SECTION 5.11.   Letters of Credit *

SECTION 5.12.   Insurance *

SECTION 5.13.   Termination of Affiliate Relations *

SECTION 5.14.   Updated Title Commitment *

SECTION 5.15.   Noncompetition; Nonsolicitation of Senior Employees *

SECTION 5.16.   No Solicitation or Negotiation *

ARTICLE VI EMPLOYEE MATTERS *

SECTION 6.1.   Employee Matters *

ARTICLE VII TAX MATTERS *

SECTION 7.1.   Tax Indemnities *

SECTION 7.2.   Reimbursement *

SECTION 7.3.   Tax Returns *

SECTION 7.4.   Contests and Cooperation; Disputes *

SECTION 7.5.   Refunds and Tax Benefits *

SECTION 7.6.   Transfer Taxes *

SECTION 7.7.   Tax Sharing Agreements *

SECTION 7.8.   Section 338(h)(10) Election *

SECTION 7.9.   Tax Treatment of Indemnity Payments *

ARTICLE VIII CONDITIONS TO CLOSING *

SECTION 8.1.   Mutual Conditions to Closing *

SECTION 8.2.   Conditions to Obligations of Parent and Purchaser *

SECTION 8.3.   Conditions to Obligations of Seller *

ARTICLE IX INDEMNIFICATION *

SECTION 9.1.   Survival of Representations, Warranties and Covenants *

SECTION 9.2.   Indemnification *

SECTION 9.3.   Limits on Indemnification *

SECTION 9.4.   Computation of Indemnifiable Losses *

SECTION 9.5.   Access *

SECTION 9.6.   Mitigation of Damages *

SECTION 9.7.   Indemnification as Exclusive Remedy *

ARTICLE X TERMINATION, AMENDMENT AND WAIVER *

SECTION 10.1.   Termination *

SECTION 10.2.   Effect of Termination *

SECTION 10.3.   Expenses *

SECTION 10.4.   Amendment *

SECTION 10.5.   Waiver *

ARTICLE XI GENERAL PROVISIONS *

SECTION 11.1.   Materiality; Seller Disclosure Letter *

SECTION 11.2.   Notices *

SECTION 11.3.   Severability *

SECTION 11.4.   Entire Agreement *

SECTION 11.5.   Assignment *

SECTION 11.6.   No Third Party Beneficiaries *

SECTION 11.7.   Governing Law *

SECTION 11.8.   Specific Performance; Jurisdiction *

SECTION 11.9.   Counterparts *

SECTION 11.10.   Interpretation *

SECTION 11.11.   Parent Guarantee *

SECTION 11.12.   CBS Guarantee *

SCHEDULE I Adjusted Working Capital Amount
SCHEDULE II Knowledge
SCHEDULE III Permitted Reorganization
SCHEDULE IV Seller Disclosure Letter

PURCHASE AGREEMENT, dated as of May 22, 2006 (this "Agreement"), among Bombay Hook LLC, a Delaware limited liability company ("Seller"), CBS Corporation, a Delaware corporation ("CBS"), and Cedar Fair, L.P., a Delaware limited partnership ("Parent").

RECITALS

A. Seller owns 100 shares of the common stock, no par value (the "Paramount Parks Common Stock"), of Paramount Parks Inc., a Delaware corporation ("Paramount Parks"), representing 100% of the outstanding shares of capital stock of Paramount Parks (the "Paramount Parks Shares");

B. On or prior to the Closing, CBS shall consummate a Permitted Reorganization (as defined below), pursuant to which Paramount Parks will own, among other matters, 100% of the outstanding shares of capital stock of Kings Island Company, a Delaware corporation ("Kings Island" and, together with Paramount Parks, the "Companies"), and (indirectly, through a newly-formed wholly owned Nova Scotia unlimited liability company ("Holdco"), and a newly-formed corporation ("Interco")) 100% of the issued and outstanding shares of a newly-formed Nova Scotia unlimited liability company, including its predecessors, where applicable ("Newco"), that will own the assets and liabilities primarily related to the Canadian theme park division (the "Canadian Parks Business") of CBS Canada Holdings Inc., a Canadian Federal corporation ("CBS Canada"); and

C. Seller desires to sell, and Purchaser desires to purchase from Seller, the Paramount Parks Shares, pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereto hereby agree as follows:

  DEFINITIONS

      Certain Defined Terms

      . As used in this Agreement, the following terms have the following meanings:

      "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

      "Adjusted December 31 Working Capital Amount" means the Adjusted Working Capital Amount based on the Balance Sheet as of the Balance Sheet Date, as more precisely set forth on Schedule I.

      "Adjusted Working Capital Amount" means Scheduled Assets minus Scheduled Liabilities.

      "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that with respect to CBS, Seller, the Company Subsidiaries, Newco, Holdco, Interco or CBS Canada, "Affiliate" means any other person that directly, or indirectly through one or more intermediaries, is controlled by CBS.

      "Applicable Rate" means LIBOR plus fifty (50) basis points per annum.

      "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

      "Cash and Cash Equivalents" means cash, cash equivalents (including marketable securities and short term investments) and liquid investments (plus all deposits in transit and less all outstanding checks, in each case, as of the Closing Date).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Subsidiaries" means Western Row Properties, Inc. an Ohio corporation, and Paramount Parks Experience, Inc., a Nevada corporation.

      "Competition Act" means the Competition Act, R.S.C. 1985, c. C-34, as amended, and the regulations promulgated thereunder.

      "Confidentiality Agreement" means the confidentiality agreement dated as of March 1, 2006, between Cedar Fair, L.P. and CBS Corporation.

      "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

      "Encumbrance" means any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, or other encumbrance of any kind other than those arising by reason of restrictions on transfers under federal, state and foreign securities laws.

      "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Companies would be deemed to be a single employer for purposes of Section 4001 of ERISA.

      "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time.

      "Governmental Authority" means any United States or Canadian federal, state, provincial, municipal or local or any other foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

      "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

      "Great America Real Property" shall mean that certain Leased Real Property referred to on Section 3.15(b) of the Seller Disclosure Letter as "Great America".

      "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Improvements" means, with respect to any Real Property, all buildings, fixtures, improvements and facilities located on or attached to such Real Property owned or leased by the Companies, the Company Subsidiaries or CBS Canada (as applicable) and used in, on or at such Real Property.

      "Indebtedness" means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments (including payment or performance bonds), (iii) capitalized leases or other long-term obligations classified as indebtedness of such Person under GAAP, consistent with classifications in the Balance Sheet, (iv) indebtedness evidenced by letters of credit or bank acceptances, (v) deferred purchase price obligations, (vi) any obligation secured by an Encumbrance against any of the assets of the Companies, Company Subsidiaries or Canadian Parks Business, (vii) interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging arrangements, (viii) any interest, prepayment penalties or fees, any premiums, any breakage amounts or any other amounts payable in connection with the foregoing and (ix) any guarantee of any of the Indebtedness of any other Person (provided that, Indebtedness for purposes of Section 2.1(ii), 2.2 and 2.3 and the calculation of the Closing Debt shall only include the foregoing items (i), (ii) and (iii) and provided, further, that Indebtedness shall not include any other Liability set forth on the Balance Sheet or the Closing Balance Sheet that Seller or its Affiliates (other than the Companies, the Company Subsidiaries, Holdco, Newco and Interco) has assumed or agreed to retain in accordance with this Agreement and the transactions contemplated hereby).

      "Intellectual Property" means all intellectual property and intellectual property rights, whether protected, created or arising under the laws of the United States or Canada, including (i) patents, inventions, technology, discoveries, processes, industrial designs, techniques and know-how; (ii) all works of authorship, including copyrights and copyrightable works (including software, source code, object code, databases and related items, Internet site content, graphics, photography, textual works, rights in characters, audiovisual works, musical compositions, sound recordings, and protected elements of pictorial, graphic and sculptural works); (iii) trademarks, service marks, trade names, corporate names, brand names, domain names, logos, slogans, trade dress and other source indicators, and the goodwill of the business appurtenant thereto; (iv) trade secrets, ways of doing business and confidential or proprietary information, and (v) all registrations or applications for registration of any of the foregoing, including all reissues, divisions, continuations and extensions thereof.

      "Knowledge" means (i) with respect to Parent or Purchaser, the actual knowledge of the executive officers of Parent or Purchaser, after reasonable inquiry under the circumstances and (ii) with respect to Seller, the actual knowledge of the individuals listed on Schedule II hereto, after reasonable inquiry under the circumstances.

      "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code or other requirement of law of a Governmental Authority or any Governmental Order.

      "Liabilities" means any and all Indebtedness and other liabilities and obligations (other than with respect to Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured.

      "LIBOR" means the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate for dollar deposits with a 30 day maturity.

      "Material Adverse Effect" means any change, circumstance, event or effect that would be materially adverse to the business, financial condition or results of operations of the Companies, the Company Subsidiaries and the Canadian Parks Business taken as a whole, other than any change, circumstance, event or effect resulting from (i) changes in general economic conditions, (ii) the announcement of this Agreement and the transactions contemplated hereby, or the performance of this Agreement and the transactions contemplated hereby (other than the Permitted Reorganization), including compliance with the covenants set forth herein, (iii) general changes or developments in the industries in which the Companies, the Company Subsidiaries and the Canadian Parks Business operate or changes or developments in financial markets or commodity prices, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement, (v) changes in any Laws or applicable accounting regulations or principles or (vi) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States or Canada, any declaration of war by the United States or Canada or any other national or international calamity, except, in the case of items (i) - (iii) and (v) above, for changes, circumstances, events or effects that affect the Companies, the Company Subsidiaries and the Canadian Parks Business as a whole in a materially disproportionate manner to other operators in the industries in which the Companies, the Company Subsidiaries and the Canadian Parks Business operate.

      "Material Survey Exceptions" means (i) any encroachments, overlaps or boundary line disputes relating to Improvements encroaching onto property not owned by the Companies, the Company Subsidiaries or CBS Canada (as applicable) or (ii) any Encumbrances on the Real Property owned by the Companies, the Company Subsidiaries or CBS Canada and conveyed to Purchaser pursuant to this Agreement, in each case that would be shown by an accurate survey of the Real Property and that require the removal or relocation of all or any material portion of those certain amusement rides and other Improvements identified on Section 1.1 of the Seller Disclosure Letter.

      "Permitted Encumbrances" means: (i) liens for Taxes, governmental assessments and governmental charges or levies, in each case not yet due and payable, (ii) Encumbrances imposed by Law, (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics', carriers', construction, workers', repairers' and similar Encumbrances arising or incurred in the ordinary course of business for amounts not yet due or being diligently contested in good faith by appropriate proceedings, (v) zoning, by-laws, entitlement and other land use and environmental regulations by Governmental Authorities, (vi) such other imperfections or irregularities in title, charges, easements, reciprocal easement agreements, covenants, restrictions and other customary encumbrances on title to real property or that are shown on the surveys of the Owned Real Property delivered or made available to Parent or any Updated Surveys hereinafter delivered (other than Material Survey Exceptions, which shall not be Permitted Encumbrances); provided, that none of the foregoing, in the aggregate, are material in amount or materially adversely affect the value or continued use of the property to which they relate in the conduct of the business currently conducted thereon, (vii) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, and (viii) any matters disclosed in title reports delivered or made available to Parent prior to the date of this Agreement (other than Material Survey Exceptions, which shall not be Permitted Encumbrances).

      "Permitted Reorganization" means an internal reorganization of assets or Subsidiaries owned by Seller or its Affiliates to be completed on or prior to the Closing Date to effect the transfer of (i) assets or stock of Subsidiaries to the Companies or Seller or an Affiliate of Seller, and (ii) assets from the Companies or CBS Canada to Seller, the Companies or an Affiliate of Seller (other than the Companies), as described on Schedule III.

      "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.

      "Scheduled Assets" means all "Current Assets" set forth on the Balance Sheet or the Closing Balance Sheet, but excluding (i) "Cash and cash equivalents", (ii) receivables owed to the Companies, the Company Subsidiaries, Holdco, Newco and Interco from Seller or its Affiliates (other than the Companies, the Company Subsidiaries, Holdco, Newco and Interco) that the Companies, the Company Subsidiaries, Holdco or Newco has agreed to cancel in accordance with this Agreement and the transactions contemplated hereby, and (iii) deferred Tax assets included under "Other Current Assets", as more precisely set forth on Schedule I.

      "Scheduled Liabilities" means all "Current Liabilities" set forth on the Balance Sheet or the Closing Balance Sheet, but excluding (i) "Deferred tax liabilities", included under "Accrued Expenses and Other Current Liabilities", (ii) Indebtedness (including capitalized lease obligations), included under "Accrued Expenses and Other Current Liabilities", and (iii) any other Liability set forth on the Balance Sheet or the Closing Balance Sheet that Seller or its Affiliates (other than the Companies, the Company Subsidiaries, Holdco, Newco and Interco) has assumed or agreed to retain or cancel in accordance with this Agreement and the transaction contemplated hereby, as more precisely set forth on Schedule I.

      "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Standard Title Exceptions" means the following exceptions customarily contained in ALTA title insurance commitments or title insurance policies, unless removed: (i) rights or claims of parties in possession not shown by the public records; (ii) encroachments, overlaps, boundary line discrepancies and other matters which would be disclosed by an accurate survey and an inspection of the Owned Real Property and the Great America Real Property and (iii) easements or claims of easements not shown by public records.

      "Subsidiaries" of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person or any Subsidiary of such Person, directly or indirectly, owns securities having the power or otherwise has the power to elect at least a majority of the board of directors or similar body governing the affairs of such entity, or the management of which is otherwise controlled, directly or indirectly through one or more subsidiaries or intermediaries, or both, by such person.

      "Tax" or "Taxes" means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, Canada Pension Plan, employer health tax, excise, value added, goods and services, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

      "Tax Act" means the Income Tax Act (Canada), as amended.

      "Tax Authority" and "Taxing Authority" means any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

      "Tax Return" or "Tax Returns" means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

      "Title Companies" means with respect to the Great America Real Property and the Owned Real Property located in the United States, Chicago Title Insurance Company.

      "Transfer Taxes" means all sales, value added, goods and services, excise, multi-stage, retail sales, use and land transfer taxes, stamp duties, stamp duty reserve tax, stamp duty land tax and any other similar taxes, duties, assessments or governmental charges, together with all interest, penalties and additions imposed with respect to such amounts.

      "Updated Survey" means an update to the existing surveys of the Owned Real Property located in the United States and the Great America Real Property which have been made available to Purchaser, in form and substance sufficient to enable to the Title Companies to delete the standard exception for encroachments, overlaps, boundary line discrepancies and other matters that would be disclosed by an accurate survey or inspection of the Owned Real Property located in the United States and the Great America Real Property.

      "Updated Title Commitments" means updates to the title reports or ALTA commitments previously made available to Purchaser for title insurance issued by the Title Companies in respect of the Owned Real Property located in the United States and the Great America Real Property on the Title Companies' most current form together with legible copies of all instruments referred to therein (to the extent located by the Title Companies).

      Other Defined Terms

  . The following terms have the meanings defined for such terms in the Sections set forth below:

  Term Section

  Accounting Firm 2.3(b)

  Action 1.1

  Adjusted December 31 Working Capital Amount 1.1

  Adjusted Working Capital Amount 1.1

  Affiliate 1.1

  Affiliate Agreement 3.20

  Affiliate Indebtedness 5.13(a)

  Agreement Preamble

  Allocation Statement 2.3(a)

  Antitrust Law 5.3(b)

  Applicable Rate 1.1

  Assistance Costs 5.12(a)

  Assumed Litigation 9.2(a)(iii)

  Balance Sheet 3.7(a)

  Balance Sheet Date 3.7(a)

  Base Purchase Price 2.1(b)(i)

  Benefit Plans 3.13(a)

  Bureau 5.3(b)

  Business 5.15(a)

  Business Day 1.1

  Canadian Benefit Plans 6.1(h)

  Canadian Business Employees 3.13(a)

  Canadian Intellectual Property 3.16(a)

  Canadian Parks Business Recitals

  Cash and Cash Equivalents 1.1

  CBS Preamble

  CBS Canada Recitals

  CICL Plan 6.1(h)

  Claim Notice 9.2(c)

  Closing 2.4

  Closing Balance Sheet 2.3(a)

  Closing Cash 2.1(b)(iii)

  Closing Date 2.4

  Closing Debt 2.1(b)(ii)

  COBRA 6.1(d)

  Code 1.1

  Collective Bargaining Agreements 3.14

  Commissioner 8.1(c)(i)

  Companies Recitals

  Company Intellectual Property 3.16(a)

  Company Plan 3.13(d)

  Company Subsidiaries 1.1

  Competition Act 1.1

  Confidentiality Agreement 1.1

  Control 1.1

  Covered Dependents 6.1(b)

  Covered Employees 6.1(a)

  Dispute Notice 9.2(c)

  DOJ 5.3(b)

  Encumbrance 1.1

  Environmental Laws 3.17(c)

  Environmental Permits 3.17(c)

  ERISA 1.1

  ERISA Affiliate 1.1

  Estimated Adjustment Report 2.2(a)

  Estimated Closing Balance Sheet 2.2(a)

  Estimated Purchase Price 2.2(a)

  Exchange Act 1.1

  Exclusive Period 5.15(a)

  Final Adjustment Report 2.3(b)

  Final Adjustment Report Date 2.3(b)

  Financial Statements 3.7(a)

  FTC 5.3(b)

  GAAP 1.1

  Governmental Authority 1.1

  Governmental Order 1.1

  Great America Real Property 1.1

  Holdco Recitals

  HSR Act 1.1

  Improvements 1.1

  Indebtedness 1.1

  Indemnified Director or Officer 5.5(b)

  Indemnified Party 9.2(c)

  Indemnifying Party 9.2(c)

  Insurance Policies 3.19

  Intellectual Property 1.1

  Interco Recitals

  Interim Financial Statements 3.7(a)

  Kings Island Recitals

  Kings Island Common Stock 3.5

  Knowledge 1.1

  Law 1.1

  Leased Real Property 3.15(b)

  Liabilities 1.1

  LIBOR 1.1

  Loss 9.2(a)

  Material Adverse Effect 1.1

  Material Contract 3.10(a)

  Material Survey Exceptions 1.1

  Materials of Environmental Concern 3.17(c)

  Newco Recitals

  Nonassignable Assets 5.10(b)

  Objection Notice 2.3(b)

  Owned Real Property 3.15(a)

  Paramount Parks Recitals

  Paramount Parks Common Stock Recitals

  Paramount Parks Shares Recitals

  Parent Preamble

  Permitted Encumbrances 1.1

  Permitted Reorganization 1.1

  Person 1.1

  Pre-Closing Tax Period 7.1(a)

  Preliminary Adjustment Report 2.3(a)

  Preliminary Purchase Price 2.3(a)

  Purchase Price 2.1(b)(v)

  Purchaser 11.5

  Purchaser 401(k) Plan 6.1(e)

  Purchaser Interim Payment 2.3(c)

  Purchaser Pension Plans 6.1(h)(i)

  Real Property 3.15(b)

  Real Property Lease 3.15(b)

  Scheduled Assets 1.1

  Scheduled Liabilities 1.1

  Section 338(h)(10) Election 7.8

  Securities Act 1.1

  Seller Preamble

  Seller 401(k) Plan 6.1(e)

  Seller Disclosure Letter Article III

  Seller Interim Payment 2.3(c)

  Standard Title Exceptions 1.1

  Statutory Plans 3.13(a)

  Straddle Period 7.1(a)

  Subsidiaries 1.1

  Surviving Agreements 5.13(b)

  Tax 1.1

  Tax Act 1.1

  Tax Authority 1.1

  Tax Claim 7.4(a)

  Tax Dispute 7.4(f)

  Tax Return 1.1

  Tax Returns 1.1

  Taxable Sale 4.8

  Taxes 1.1

  Taxing Authority 1.1

  Termination Date 10.1(c)

  Third Party Claims 9.2(d)

  Title Companies 1.1

  Title Policy 3.15(i)

  Transfer Taxes 1.1

  Unresolved Objection Purchase Price 2.3(c)

  Updated Survey 1.1

  Updated Title Commitments 1.1

  PURCHASE AND SALE

      Purchase and Sale.
        Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Paramount Parks Shares.
        The total consideration for the sale of the Paramount Parks Shares to Purchaser shall equal:
    $1,243,200,000 (the "Base Purchase Price");
    minus the amount of Indebtedness of the Companies, the Company Subsidiaries, Holdco, Interco and Newco outstanding immediately prior to the Closing (including the amount required to pay in full all such Indebtedness) but not otherwise included in the Purchase Price under (iv) below ("Closing Debt");
    plus all Cash and Cash Equivalents of the Companies and the Company Subsidiaries immediately prior to the Closing ("Closing Cash");
    minus $1,000,000 for each day during the month of July 2006 that the Closing is delayed beyond July 1, 2006; and
    plus the amount, if any, by which the Adjusted Working Capital Amount as of the close of business on the Closing Date exceeds the Adjusted December 31 Working Capital Amount, or minus the amount, if any, by which the Adjusted December 31 Working Capital Amount exceeds the Adjusted Working Capital Amount as of the close of business on the Closing Date, subject to adjustment as provided in Sections 2.2 and 2.3 (as adjusted, the "Purchase Price").
      Estimated Working Capital; Payment of Estimated Purchase Price

      . No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a combined balance sheet of the Companies, the Company Subsidiaries, Newco, Holdco and Interco (the "Estimated Closing Balance Sheet") as of the close of business on the Closing Date, estimated in good faith. The Estimated Closing Balance Sheet shall (i) be prepared in accordance with GAAP, applied on a basis consistent with prior periods, and as applied to prepare the Balance Sheet, and (ii) include estimated normal fiscal year-end closing adjustments. The Estimated Closing Balance Sheet shall be accompanied by a report (the "Estimated Adjustment Report") setting forth in reasonable detail (i) the estimated Adjusted Working Capital Amount as of the close of business on the Closing Date as reflected on the Estimated Closing Balance Sheet, (ii) a statement setting forth in reasonable detail the amount of Closing Debt and Closing Cash and (iii) Seller's good faith calculation of the Purchase Price based on the estimated amounts set forth in the Estimated Adjustment Report (the "Estimated Purchase Price"), which report shall be certified by a financial officer of Seller.

        At the Closing, and upon the terms and subject to the conditions of this Agreement, Purchaser shall pay or cause to be paid to Seller the Estimated Purchase Price, by wire transfer in immediately available funds to the bank account designated by Seller in a written notice to Purchaser at least two Business Days before the Closing Date.
      Purchase Price Adjustment

      . Within ninety (90) days after the Closing Date, Purchaser shall furnish to Seller a combined balance sheet of the Companies, the Company Subsidiaries, Newco, Holdco and Interco (the "Closing Balance Sheet") as of the close of business on the Closing Date. The Closing Balance Sheet shall (i) be prepared in accordance with GAAP, applied on a basis consistent with prior periods, and as applied to prepare the Balance Sheet, and (ii) include normal fiscal year-end closing adjustments except that there shall be no requirement for a physical inventory. The Closing Balance Sheet shall be accompanied by a report (the "Preliminary Adjustment Report") setting forth in reasonable detail (x) the Adjusted Working Capital Amount as of the close of business on the Closing Date, (y) a statement setting forth in reasonable detail the amount of Closing Debt and Closing Cash and (z) Purchaser's good faith calculation of the Purchase Price based on the amounts set forth in the Preliminary Adjustment Report (the "Preliminary Purchase Price"), which report shall be certified by a financial officer of Purchaser. Seller and its representatives shall have the right to review and copy the computations and work papers (including accountants' work papers, subject to such confidentiality restrictions as Purchaser's accountants shall reasonably request) and Purchaser's underlying books and records used in connection with Purchaser's determination of the Preliminary Purchase Price , and to have reasonable access to the employees and accountants of Purchaser regarding questions concerning Purchaser's determination of the Preliminary Purchase Price arising in the course of their review thereof. If requested by Purchaser, Seller shall furnish to Purchaser a statement (the "Allocation Statement") setting forth any corporate allocations previously provided by Seller and its Affiliates to the Companies and the Company Subsidiaries for the period from the Balance Sheet Date through the Closing Date and any necessary supporting information reasonably requested.

        Unless Seller provides specific written notice to Purchaser of an objection to any aspect of the Preliminary Adjustment Report before the close of business on the thirtieth day after Seller's receipt thereof, the Preliminary Adjustment Report shall then become binding upon Purchaser and Seller, and shall be the "Final Adjustment Report", and such day shall be the "Final Adjustment Report Date". If Seller, by written notice to Purchaser before the close of business on such thirtieth day specifying the items and amount in dispute (an "Objection Notice"), objects to any aspect of the Preliminary Adjustment Report, then those aspects as to which the objection was made shall not become binding, Purchaser and Seller shall discuss such objection in good faith; and, if they reach written agreement with respect to all items in dispute amending the Preliminary Adjustment Report, the Preliminary Adjustment Report, as amended by such written agreement, shall become binding upon Purchaser and Seller, and shall be the "Final Adjustment Report", and the date of such written agreement shall be the "Final Adjustment Report Date". If Purchaser and Seller do not reach such written agreement within twenty (20) days after Seller gives such notice of objection, those aspects as to which such objection was made, and which has not been resolved, shall be submitted jointly by Purchaser and Seller for arbitration by an independent accounting firm of nationally recognized standing acceptable to Seller and Purchaser (the "Accounting Firm") (whose fees shall be paid equally by Purchaser and Seller), which shall arbitrate the dispute and submit a written statement of its adjudication, which statement, when delivered to Purchaser and to Seller, shall become final and binding upon Purchaser and Seller, and shall, together with those aspects of the Preliminary Adjustment Report as to which no objection was made, be the "Final Adjustment Report". In such case, the second Business Day after the date on which such statement is delivered to Purchaser and to Seller shall be the "Final Adjustment Report Date". The scope of the disputes to be resolved by the Accounting Firm is limited to whether the amounts set forth on the line items on the Closing Balance Sheet used to calculate the Preliminary Purchase Price were obtained from and in accordance with the books and records of the Companies, the Company Subsidiaries, Newco, Holdco, Interco and the Canadian Parks Business and are in accordance with GAAP, applied on a basis consistent with prior periods, and as applied to prepare the Balance Sheet, including normal fiscal year end closing adjustments, and whether there were mathematical errors in the Preliminary Adjustment Report, in each case, to the extent related to the unresolved items set forth in the Objection Notice, and the Accounting Firm is not to make any other determination. The determination of the Accounting Firm shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof. In acting hereunder, the Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
        If Seller delivers an Objection Notice and Purchaser and Seller do not reach written agreement with respect to all items in dispute within twenty (20) days after Seller gives an Objection Notice, then within two Business Days after the expiration of such twenty-day period, (i) Purchaser shall pay to Seller the excess, if any, of (x) the lesser of (1) the Preliminary Purchase Price stated in the Preliminary Adjustment Report or (2) the Purchase Price calculated as if all of the items as to which Seller objected in the Objection Notice and as to which such objections remain unresolved were resolved in Seller's favor (the "Unresolved Objection Purchase Price") over (y) the Estimated Purchase Price (a "Purchaser Interim Payment"), and (ii) Seller shall pay to Purchaser the excess, if any, of (x) the Estimated Purchase Price over (y) the greater of (1) the Preliminary Purchase Price stated in the Preliminary Adjustment Report or (2) the Unresolved Objection Purchase Price (a "Seller Interim Payment").
        Within two Business Days after the Final Adjustment Report Date, Purchaser shall pay to Seller the excess, if any, of (i) the Purchase Price stated in the Final Adjustment Report under such Section, minus any Purchaser Interim Payment or plus any Seller Interim Payment over (ii) the Estimated Purchase Price, and Seller shall pay to Purchaser the excess if any, of (x) the Estimated Purchase Price plus any Purchaser Interim Payment or minus any Seller Interim Payment over (y) the Purchase Price stated in the Final Adjustment Report. To the extent such a payment relates to the Canadian Parks Business, the payment will be deemed to be made by Seller or Purchaser, as the case may be, as agent for and on behalf of CBS Canada (in the case of Seller) or Newco (in the case of Purchaser).
        Any payment required to be made by Seller or Purchaser pursuant to Section 2.3(c) or 2.3(d) that does not already provide for interest from the Closing Date shall bear interest from the Closing Date to (but excluding) the date of such payment at the Applicable Rate as in effect from time to time and shall be made in immediately available funds to an account designated by recipient.
      Closing

      . Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Paramount Parks Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York at 10:00 a.m., New York City time, on the second Business Day following (but not including) the date on which the last of the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of such conditions) or at such other place or at such other time or on such other date as the parties may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

      Closing Deliveries by Seller

      . At the Closing, Seller shall deliver to Parent and Purchaser:

          certificates evidencing the Paramount Parks Shares registered in the name of Purchaser or its nominee together with stock powers or other instruments of transfer, in form reasonably satisfactory to Purchaser;
          a receipt for the Estimated Purchase Price;
          the certificate required to be delivered pursuant to Section 8.2(c);
          a duly executed and acknowledged certificate certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code; and
          such other and further instruments, documents and certificates set forth in Section 2.5 of the Seller Disclosure Letter as are required by Purchaser to consummate the transactions contemplated by this Agreement.
      Closing Deliveries by Parent and Purchaser

      . At the Closing, Parent and Purchaser shall deliver to Seller:

          the Estimated Purchase Price, by wire transfer in immediately available funds to the bank account designated by Seller in a written notice to Purchaser at least two Business Days before the Closing Date;
          a receipt for the Paramount Parks Shares;
          the certificates required to be delivered pursuant to Section 8.3(c); and
          such other and further instruments, documents and certificates set forth in Section 2.5 of the Seller Disclosure Letter as are required by Seller to consummate the transactions contemplated by this Agreement.

  REPRESENTATIONS AND WARRANTIES OF SELLER

  Except as set forth on the disclosure letter delivered by Seller to Parent and Purchaser on or prior to the execution of this Agreement and attached to this Agreement as Schedule IV (the "Seller Disclosure Letter"), Seller hereby represents and warrants to Parent and Purchaser that:

      Organization

      . Each of the Companies and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own, lease or use its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. As of the Closing Date, Newco, Holdco and Interco will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and will have the requisite corporate or similar power and authority to own, lease or use its properties and (in the case of Newco) to carry on the Canadian Parks Business and will be duly qualified to do business and will be in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instrument) of each of the Companies have been, and of Newco, Holdco and Interco will be, made available to Parent.

        The minute books of each of the Companies and the Company Subsidiaries contain records of all meetings and accurately reflect in all material respects all other actions taken by the stockholders, boards of directors and board committees of each such company. Copies of all such minute books and of the stock register of each such company have been provided to Purchaser.
      Authority; Enforceability

      . CBS has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by CBS of this Agreement and the performance by CBS of its obligations hereunder have been duly authorized by all necessary corporate action. Seller has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller and no other limited liability company proceedings on the part of Seller are necessary pursuant to its limited liability company agreement to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by CBS and Seller and, assuming due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a legal, valid and binding agreement of CBS and Seller, enforceable against CBS and Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

      Non-Contravention

      . The execution, delivery and performance of this Agreement by CBS and Seller do not and will not (a) conflict with or violate its limited liability company agreement or the certificate of incorporation or by-laws (or other comparable governing instrument) of CBS or the Companies, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.4 have been obtained and all filings described in such Section have been made, conflict with or violate any Law applicable to CBS, Seller, the Companies or any of the Company Subsidiaries, Newco, Holdco or Interco or by which its or any of their respective properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which any of the Companies, the Company Subsidiaries, CBS Canada (solely with respect to the Canadian Parks Business), Seller or CBS is a party or by which any of the Companies, the Company Subsidiaries, CBS Canada (solely with respect to the Canadian Parks Business), Seller or CBS or any of their respective properties are bound, except, in the case of clause (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not (i) prevent or materially delay any of the Companies, Seller or CBS from performing its obligations under this Agreement in any material respect or (ii) reasonably be expected to have a Material Adverse Effect.

      Governmental Consents

      . The execution, delivery and performance of this Agreement by CBS and Seller and the consummation by CBS and Seller of the transactions contemplated hereby do not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Competition Act, (c) the applicable requirements of antitrust or other competition Laws of other jurisdictions and (d) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (i) prevent or materially delay any of the Companies or Seller from performing its obligations under this Agreement or (ii) reasonably be expected to have a Material Adverse Effect.

      Capitalization of the Companies

      . Set forth on Section 3.5 of the Seller Disclosure Letter is the number of authorized, issued and outstanding shares of capital stock of each of the Companies. All of the issued and outstanding Paramount Parks Shares have been validly issued, have not been issued in violation of any preemptive or similar rights, and are fully paid and non-assessable and owned by Seller free and clear of any Encumbrances. All of the issued and outstanding shares of common stock, par value $1.00 per share (the "Kings Island Common Stock"), of Kings Island have been validly issued, have not been issued in violation of any preemptive or similar rights, are fully paid and non-assessable and, as of the date hereof, are owned by French Street Management LLC, a Delaware limited liability company, and Mattalex Corporation, a Delaware corporation, free and clear of any Encumbrances. As of the Closing Date, all of the Kings Island Common Stock will be fully paid and non-assessable and owned by Paramount Parks free and clear of any Encumbrances. As of the Closing Date, all of the issued and outstanding Newco shares and Holdco shares will be validly issued, will not have been issued in violation of any preemptive or similar rights, and will be fully paid and non-assessable and owned by Paramount Parks (in the case of Interco), Interco (in the case of Holdco) or Holdco (in the case of Newco) free and clear of any Encumbrances. Except as set forth in this Section 3.5, there are no other outstanding shares, options, warrants, calls, rights or commitments or any other agreements of any character relating to dividend rights or to the sale, transfer, issuance or voting of, or the granting of rights to acquire, any equity securities of the Companies, Holdco, Interco or Newco, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity securities of the Companies, Holdco, Interco or Newco. The transfer and delivery of the Paramount Parks Shares by Seller to Purchaser as contemplated by this Agreement will transfer good and valid title to the Paramount Parks Shares to Purchaser, free and clear of all Encumbrances, except Encumbrances arising as a result of any action taken by Parent or any of its Affiliates.

      Company Subsidiaries

      . All the outstanding shares of capital stock, partnership interests, limited liability company interests or other equity interests, as applicable, of the Company Subsidiaries are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned, directly or indirectly, by the Companies free and clear of any Encumbrances. There are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock, partnership interests, limited liability company interests or other equity interests, as applicable, of any Company Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock, partnership interests, membership interests or other equity interests, as applicable, of any Company Subsidiary.

      Financial Information.
        Section 3.7 of the Seller Disclosure Letter contains copies of the following financial statements of the Companies and the Canadian Parks Business (collectively, the "Financial Statements"): (i) the audited combined balance sheet of the Companies, the Company Subsidiaries and the Canadian Parks Business (the "Balance Sheet") as of December 31, 2005 (the "Balance Sheet Date") and December 31, 2004 and the related statements of income and cash flows for each of the three years in the period ending December 31, 2005 (together with the notes thereto) and (ii) the unaudited balance sheet of the Companies, the Company Subsidiaries and the Canadian Parks Business as of March 31, 2006, and the related unaudited statement of income for the three month period then ended (the "Interim Financial Statements"). The Financial Statements (x) present fairly in all material respects the combined financial condition and results of operations of the Companies, the Company Subsidiaries and the Canadian Parks Business as of the dates thereof or for the periods covered thereby (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of full footnote disclosure) and (y) have been prepared in all material respects in accordance with GAAP applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto). The Financial Statements have been prepared in all material respects in accordance with the books of account and other records of the Companies, the Company Subsidiaries and the Canadian Parks Business.
        All of the representations in (a) above are qualified by the fact that Paramount Parks is a wholly-owned Subsidiary of CBS. As disclosed in Note 1 and Note 3 to the Financial Statements, Paramount Parks relies on CBS for certain general and administrative services and engages in related party transactions with CBS and certain companies affiliated with CBS. The amounts recorded for these transactions are not necessarily representative of the amounts that would have been reflected in the Financial Statements had Paramount Parks been operated as a stand-alone company for the periods presented. For purposes of the representations and warranties contained in this Agreement (other than Section 3.7(c) below), materiality standards and the application of GAAP shall be measured with respect to the Companies, the Company Subsidiaries and the Canadian Parks Business and not against CBS.
        To Seller's Knowledge, the Companies, the Company Subsidiaries and CBS Canada (with respect to the Canadian Parks Business) maintain a system of internal accounting controls sufficient to provide reasonable assurances to CBS that transactions are recorded as necessary to permit preparation of financial statements of CBS in conformity with GAAP.
      No Undisclosed Liabilities

      . None of the Companies nor any of the Company Subsidiaries has any Liabilities, and there are no Liabilities with respect to the Canadian Parks Business, of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except Liabilities that are accrued or reserved against in the Financial Statements or are reflected in the notes thereto, that were incurred in the ordinary course of business since the Balance Sheet Date or that would not reasonably be expected to have a Material Adverse Effect.

      Absence of Certain Changes or Events

      . Since the Balance Sheet Date, except as contemplated by this Agreement, the business of the Companies and the Company Subsidiaries and the Canadian Parks Business has been conducted in the ordinary course and, since such date, there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have a Material Adverse Effect or (b) any action or event that, if it had occurred after the date of this Agreement, would have required the consent of Parent under Section 5.1.

      Contracts.
        As of the date hereof, none of the Companies, Company Subsidiaries or CBS Canada (solely with respect to the Canadian Parks Business) is a party to or bound by any:
    franchise, license or royalty agreement involving annual payments of more than $250,000 or that otherwise primarily relates to material Intellectual Property owned by the Companies, the Company Subsidiaries or CBS Canada (solely with respect to the Canadian Parks Business);
    any contract that restricts the ability of the Companies, any Company Subsidiary or CBS Canada (but only with respect to the Canadian Parks Business), to compete in any line of business, industry or geographical area;
    any partnership, joint venture, strategic alliance or similar agreement with respect to any material business of the Companies, the Company Subsidiaries and the Canadian Parks Business;
    indenture, credit agreement, loan agreement, guarantee, note, bond or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $250,000 or related mortgage, pledge, security or other similar agreement granting or imposing an Encumbrance;
    written contract (other than this Agreement) for the sale of any of its assets or services after the date hereof in excess of $250,000 (other than in the ordinary course of business);
    management agreements or employment agreements involving annual payments of more than $250,000;
    any collective bargaining agreement;
    any agreement involving the expenditure (other than capital expenditures) by the Companies, any Company Subsidiary or CBS Canada (but only with respect to the Canadian Parks Business) of more than $250,000 in any fiscal year and not cancelable upon notice without penalty or consent within one hundred eighty (180) days;
    any agreement relating to capital expenditures by the Companies, any Company Subsidiary or CBS Canada (but only with respect to the Canadian Parks Business), providing for the payment of an aggregate amount of more than $500,000 in any fiscal year and not cancelable upon notice without penalty or consent within one hundred eighty (180) days; or
    any contract that would be required to be filed by Paramount Parks as a "material contract" pursuant to Item 601(b)(10) or Regulation S-K under the federal securities laws were Paramount Parks a reporting company under the Exchange Act.

Each such contract described in clauses (i)-(x) is referred to herein as a "Material Contract".

      Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, enforceable by the Companies, Company Subsidiaries or, as of the Closing Date, Newco and in full force and effect, (ii) none of the Companies, any of the Company Subsidiaries or CBS Canada is (and, to Seller's Knowledge, no other party is) in breach of or default under any Material Contract and (iii) to Seller's Knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Material Contract.
      Great Wolf Resorts, Inc (i) does not have any right to own, develop or operate an indoor waterpark at, or on land adjacent to, any amusement park operated by the Companies or the Company Subsidiaries in the United States and (ii) as of the date hereof, has not provided any notice related to the development of an indoor waterpark at, or on land adjacent to, the amusement park operated by the Canadian Parks Business.
      Compliance with Law

      . None of the Companies nor any of the Company Subsidiaries is in violation of any Law or Governmental Orders, and there are no outstanding violations of Law or Governmental Orders with respect to the Canadian Parks Business, except for any violation or possible violation that would not reasonably be expected to be material to the Companies, the Company Subsidiaries or the Canadian Parks Business, as the case may be. The Companies, the Company Subsidiaries and the Canadian Parks Business have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses and the Canadian Parks Business as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of or failure to comply with would not reasonably be expected to be material to the Companies, the Company Subsidiaries or the Canadian Parks Business, as the case may be.

      Litigation

      . There are no Actions pending or, to the Knowledge of Seller, threatened against the Companies or any Company Subsidiary, or relating to the Canadian Parks Business, which would reasonably be expected to have a Material Adverse Effect. None of the Companies, any Company Subsidiary or the Canadian Parks Business is a party or subject to or in default under any Governmental Order which would reasonably be expected to have a Material Adverse Effect or subject to any continuing Government Order, settlement agreement or other similar written agreement with, or, to the Knowledge of the Seller, continuing investigation by, any Governmental Authority.

      Employee Compensation and Benefit Plans; ERISA.
        Section 3.13(a) of the Seller Disclosure Letter sets forth a correct and complete list of each material pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, employment, change in control, equity-based, severance pay, fringe benefit, vacation, bonus, incentive, medical, disability, vision, dental, life insurance, and each other material employee benefit plan, program, arrangement or agreement, including each material "employee benefit plan" as that term is defined in Section 3(3) of ERISA, currently providing benefits to any current or former employees of (i) the Companies or the Company Subsidiaries or (ii) the Canadian Parks Business (such employees to be referred to herein as the "Canadian Business Employees") (collectively such plans are referred to herein as the "Benefit Plans"), excluding any Benefit Plans that are currently applicable to any Canadian Business Employee which are Statutory Plans. For purposes of this Agreement, "Statutory Plans" means those statutory benefit plans which, as of the Closing, Newco will be required to participate in or comply with in respect of its employees, including the Canada and Quebec pension plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.
        With respect to each Benefit Plan (other than any "multiemployer plan" (as defined in ERISA Section 4001(a)(3)), the Seller has made, or within 10 Business Days after the date hereof will make, available to the Purchaser a current and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any current summary plan description; and (iv) for the most recently completed year the Form 5500 and attached schedules, if applicable.
        Except as would not reasonably be expected to have a Material Adverse Effect, the CBS 401(k) Plan is intended to be qualified within the meaning of Code Section 401(a) and has received a favorable determination letter as to its qualification and, to the Knowledge of Seller, nothing has occurred that could reasonably be expected to cause the loss of such qualification.
        Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan that is sponsored by the Companies or the Company Subsidiaries (each, a "Company Plan") complies with and has been administered in substantial compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws and (ii) to the Knowledge of Seller, there are no material unresolved claims or disputes under the terms of, or in connection with, the Company Plans, other than claims for benefits which are payable in the ordinary course, and no material litigation has been commenced with respect to any Company Plan.
        None of the Companies or the Company Subsidiaries (i) sponsors a "defined benefit plan" (as defined in ERISA Section 3(35)) or (ii) has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Section 4001(a)(3)). Except as would not reasonably be expected to have a Material Adverse Effect, none of the Companies has any liability under Title IV of ERISA either directly or through any ERISA Affiliate (other than liability for premiums due to the Pension Benefit Guaranty Corporation and contributions made in the ordinary course).
        No Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (iii) result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code.
        This Section 3.13 contains the sole and exclusive representations and warranties of Seller with respect to Benefit Plans.
      Labor Matters

      . Except as would not reasonably be expected to have a Material Adverse Effect: (a) to the Knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Companies or Company Subsidiaries or Canadian Business Employees; (b) there are not now, nor, during the past 12 months, have there been any strikes, works stoppages or slowdowns or other material labor controversies, and, to the Knowledge of Seller, no such controversies are threatened; with respect to the Companies or Company Subsidiaries or Canadian Parks Business; (c) there are no material unfair labor practice charges pending, nor, to the Knowledge of Seller, are any threatened, with respect to the Companies or Company Subsidiaries or the Canadian Parks Business; (d) none of the Companies, any Company Subsidiary or CBS Canada (solely with respect to the Canadian Parks Business) has received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an audit or investigation of the Companies or Company Subsidiaries and, to the Knowledge of Seller, no such audit or investigation is in progress; and (e) none of the Companies, any Company Subsidiary or Canadian Parks Business is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employment practices. Section 3.14 of the Seller Disclosure Letter sets forth a correct and complete list of each contract or collective bargaining agreement with any labor union or similar organization to which any of the Companies, any Company Subsidiary or CBS Canada (solely with respect to the Canadian Parks Business) is a party or by which any of the Companies, any Company Subsidiary or CBS Canada (solely with respect to the Canadian Parks Business) is bound (collectively, the "Collective Bargaining Agreements").

      Properties

      .

        Section 3.15(a) of the Seller Disclosure Letter contains a complete and correct list of all real property owned by any of the Companies or Company Subsidiaries or CBS Canada (solely with respect to the Canadian Parks Business) or, as of the Closing, Newco (collectively, together with all appurtenant rights, easements and privileges and all Improvements located on such real property, the "Owned Real Property"), and for each parcel of Owned Real Property, contains the correct (i) street address (if any), (ii) legal description and (iii) record owner of such Owned Real Property. Copies of surveys, title reports or policies (and the documents referenced therein, to the extent such referenced documents are in Seller's possession) obtained by the Companies or CBS Canada with respect to each Owned Real Property have previously been made available to Parent.
        Section 3.15(b) of the Seller Disclosure Letter contains a complete and correct list of all real property leased, subleased, licensed or otherwise occupied by any of the Companies or Company Subsidiaries as a tenant, subtenant, licensee or pursuant to other occupancy arrangements (collectively, together with all appurtenant rights, easements and privileges and all Improvements located on such real property, the "Leased Real Property", and together with the Owned Real Property, collectively, the "Real Property"), and for each Leased Real Property, identifies (i) the street address (if any) and (ii) the material documents comprising the applicable Real Property Lease (as defined below). Complete and correct copies of all leases, subleases, licenses or other agreements granting any of the Companies or Company Subsidiaries the right to occupy the Leased Real Property, including all amendments, modifications and supplements thereof (each a "Real Property Lease") that have not been terminated or expired as of the date hereof have been made available to Parent. There is no real property leased, subleased, licensed or otherwise occupied by CBS Canada (solely with respect to the Canadian Parks Business) as a tenant, subtenant, licensee, or pursuant to any other occupancy arrangements.
        The Companies, the Company Subsidiaries or CBS Canada (with respect to the Owned Real Property of the Canadian Parks Business) own good, valid and insurable fee simple title to all Owned Real Property and a valid leasehold estate in all Leased Real Property free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) those leases, licenses and subleases granted by Seller or any of its Affiliates to a third party to occupy a portion of the Owned Real Property or Leased Real Property as set forth in Section 3.15(c) of the Seller Disclosure Letter and (iii) any other limitations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
        Except as would not reasonably be expected to have a Material Adverse Effect, each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease by the Companies or the Company Subsidiaries or, to Seller's Knowledge, by any other party thereto, and, to Seller's Knowledge, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Companies or the Company Subsidiaries. None of the Companies, Company Subsidiaries or CBS Canada have delivered or received any notice of breach or default which remains uncured, termination or cancellation under any Real Property Lease to which it is a party.
        Except as would not reasonably be expected to have a Material Adverse Effect, there does not exist any pending or, to Seller's Knowledge, threatened condemnation, expropriation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and none of the Companies, any Company Subsidiary or CBS Canada has received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property.
        The Improvements relating to the Owned Real Property and the Great America Real Property are in reasonably good operating condition and repair, normal wear and tear consistent with its use excepted, except for defects which would not reasonably be expected to have a Material Adverse Effect.
        None of the Companies, Company Subsidiaries or CBS Canada has received any written notice that the Owned Real Property or the Great America Real Property or use thereof violates any applicable zoning Laws which remains uncured and which uncured violation would materially and adversely impair the current use of such Owned Real Property or Great America Real Property. As of the date hereof, none of the Companies, Company Subsidiaries or CBS Canada have received written notice of any pending or threatened re-zoning changes that would materially and adversely impair the current use of the Owned Real Property or the Great America Real Property.
        Except would not reasonably be expected to have a Material Adverse Effect (or as may otherwise be disclosed in those documents referred to in the title reports, of which true and complete copies were made available to Purchaser) there are no height restrictions with respect to any portion of the Owned Real Property or the Great America Real Property that apply to the construction or operation of rides or amusement park attractions. To Seller's Knowledge, Seller has received no notice from any Governmental Authority of any pending or threatened imposition of any additional height restrictions with respect to the construction or operation of rides or amusement park attractions on such Owned Real Property or the Great America Real Property.
        The Companies, Company Subsidiaries or CBS Canada hold an owner's policy of title insurance with respect to each Owned Real Property located in the United States and a leasehold policy of title insurance with respect to the Great America Real Property (each, a "Title Policy") and, with respect to the Owned Real Property of the Canadian Parks Business, an attorney's title opinion. All Title Policies are in full force and effect in all material respects, and none of the Companies or Company Subsidiaries have received any written notice that such Title Policy is invalid or ineffective, in whole or in part or that the attorney's title opinion has been revoked.
        There are no pending, or to the Seller's Knowledge, threatened Actions for the imposition of additional special assessments or impact fees affecting the Owned Real Property or the Great America Real Property which would reasonably be expected to have a Material Adverse Effect.
        Each Real Property has available all public services and public utilities (including water, gas, electric, sewer and telephone) necessary for use and operation of such Real Property as currently being used and operated. Without limiting the generality of the foregoing, each Real Property which operates a "Splash Works" or "Boomerang Bay" water amusement park has access to a municipal water supply which is sufficient for the current use and operation of such Real Property, subject to (i) acts of God or force majeure and (ii) temporary interruptions in water service as a result of events not caused by or within the control of Seller.
        All of the land, buildings, structures and other improvements used by the Companies, the Company Subsidiaries or CBS Canada in the conduct of their businesses are included in and situated on the Owned Real Property and the Leased Real Property.
        The Owned Real Property and the Great America Real Property has legal access to and from public roadways.
      Intellectual Property

      . Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Companies and the Company Subsidiaries own or have the right to use, pursuant to a license or otherwise, all Intellectual Property required to operate their respective businesses as currently conducted ("Company Intellectual Property"), free and clear of all Encumbrances, other than Permitted Encumbrances; (ii) as of the date of this Agreement CBS Canada owns, or has the right to use, and at the Closing, Newco will own, or have the right to use, pursuant to a license or otherwise, all Intellectual Property required to operate the Canadian Parks Business as currently conducted (the "Canadian Intellectual Property"), free and clear of all Encumbrances, other than Permitted Encumbrances; (iii) Section 3.16(a)(iii) of the Seller Disclosure Letter is a complete and correct list of all registrations and applications for Company Intellectual Property owned by the Companies or the Company Subsidiaries and Canadian Intellectual Property owned by CBS Canada and all of same are unexpired and subsisting and have not been abandoned, cancelled or dedicated to the public; (iv) there are no pending, or to the Knowledge of Seller, threatened Actions against any of the Companies, the Company Subsidiaries or CBS Canada (solely relating to the Canadian Intellectual Property), alleging that the Company Intellectual Property, Canadian Intellectual Property or the operation of their businesses infringes, dilutes, misappropriates or otherwise violates the Intellectual Property of any other Person; (v) there are no Governmental Orders limiting or restricting any of the Companies or the Company Subsidiaries' use of the Company Intellectual Property, or limiting or restricting CBS Canada's use of the Canadian Intellectual Property; (vi) for the two years prior to the date hereof, none of the Companies, any Company Subsidiary or CBS Canada (solely with respect to the Canadian Intellectual Property) has received any written notice of any claims alleging that the Company Intellectual Property or Canadian Intellectual Property is invalid or that the use thereof or the operation of the businesses infringes, dilutes, misappropriates or otherwise violates the Intellectual Property of any other Person, other than claims that have since been finally resolved; (vii) to the Knowledge of Seller, no other Person is materially infringing, misappropriating or otherwise violating any Company Intellectual Property owned by the Companies or the Company Subsidiaries or the Canadian Intellectual Property owned by CBS Canada; (viii) to the Knowledge of Seller, the Company Intellectual Property owned by the Companies or the Company Subsidiaries, the Canadian Intellectual Property owned by CBS Canada, and the operation of their business do not materially infringe, dilute, misappropriate or violate the Intellectual Property of any other Person; and (ix) the Companies and the Company Subsidiaries have taken all reasonable actions to protect their material Company Intellectual Property, and CBS Canada has taken all reasonable actions to protect the material Canadian Intellectual Property.

        Except as would not reasonably be expected to result in a Material Adverse Effect, the information technology systems owned, used or held for use by the Companies, the Company Subsidiaries and CBS Canada (with respect to the Canadian Parks Business), including all computer hardware, software, firmware, and telecommunications systems, are (i) adequate for the operation of the businesses of Companies, the Company Subsidiaries and the Canadian Parks Business and (ii) perform reliably and in material conformance with the specifications or documentation for such systems.
      Environmental Laws.
        Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Companies and each Company Subsidiary comply with, and the Canadian Parks Business is in compliance with, all applicable Environmental Laws (as defined below), and each possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as each presently operates and has been in such compliance with Environmental Laws and Environmental Permits for the past three years; (ii) no Materials of Environmental Concern (as defined below) have been spilled or released into the soil or groundwater or are otherwise present in the soil or groundwater at any property owned or operated by any of the Companies or Company Subsidiaries or any property used primarily for the Canadian Parks Business, in amounts or concentrations that could be reasonably expected to exceed applicable standards established under Environmental Laws or result in liability under Environmental Laws; (iii) none of the Companies, any Company Subsidiary, CBS Canada (solely with respect to the Canadian Parks Business and as of the date of execution of this Agreement) or Newco (as at the Closing Date) has received any notice of Action asserting liability under any applicable Environmental Law or any written notification alleging that it is liable for or requesting information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state, Province of Ontario or Government of Canada statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such Action or notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state, local, Province of Ontario or Government of Canada regulatory authority or otherwise; and (iv) to Seller's Knowledge, there has been no release or threatened release of Materials of Environmental Concern at any property where the Companies, any Company Subsidiary, CBS Canada (solely with respect to the Canadian Parks Business and as at the date of execution of this Agreement) or Newco (as at the Closing Date) have arranged for the disposal, treatment or reclamation of such materials.
        Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.
        For purposes of this Agreement, the following terms have the meanings assigned below:

      "Environmental Laws" means all foreign, federal, state, local, Province of Ontario or Government of Canada statutes, regulations, ordinances, codes, or decrees (including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act, and any similar state statutes) protecting the environment including quality of the ambient air, soil, surface water or groundwater, or, to the extent relating to exposure to Materials of Environmental Concern, protecting public health, in effect as of the date of this Agreement.

      "Environmental Permits" means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

      "Materials of Environmental Concern" means, for property located in the United States of America, any substance defined as hazardous or toxic or as a contaminant pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act or any other similar applicable Environmental Law and, for property located in the Province of Ontario, any substance defined as hazardous or toxic or as a contaminant pursuant to the Ontario Environmental Protection Act or any other similar applicable Environmental Law, all as in effect as at the date of this Agreement, and shall include petroleum, friable asbestos and polychlorinated biphenyls.

      Taxes

      . Except as set forth in Section 3.18 of the Seller Disclosure Letter:

        (i) All material Tax Returns required to be filed by or with respect to the Companies, the Company Subsidiaries, Holdco, Newco, Interco and the Canadian Parks Business, have been filed (except those not yet due or under valid extension), and all such Tax Returns are complete and correct in all material respects, (ii) as of the date hereof, all material Taxes of the Companies, the Company Subsidiaries, Holdco, Newco and Interco, and all material Taxes with respect to the Canadian Parks Business, that are due and payable have been paid or adequately provided for on the Financial Statements (unless such Taxes are being contested in good faith by appropriate proceedings and are listed in Section 3.18 of the Seller Disclosure Letter) other than those Taxes accrued in the ordinary course of business since the Balance Sheet Date and (iii) none of the Companies, any Company Subsidiary, Holdco, Newco or Interco has received written notice, and no written notice has been received with respect to the Canadian Parks Business, of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any material amount of Taxes.
        Each of Paramount Parks, Paramount Parks Experience, Inc., and Interco (to the extent it is formed as a Delaware corporation) (i) is, or will be as of the Closing Date, part of the affiliated group (within the meaning of section 1504 of the Code) of which CBS is the common parent, and (ii) is, or will be as of the Closing Date, eligible to be the subject of the Section 338(h)(10) Election (defined below).
        None of the Companies, the Company Subsidiaries, Holdco, Newco or Interco has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which section 355 of the Code is applicable.
        All material Taxes required to be withheld, collected or deposited by or with respect to the Companies, the Company Subsidiaries, Holdco, Newco, Interco or the Canadian Parks Business, have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Taxing Authority.
        No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Companies, the Company Subsidiaries, Holdco, Newco or Interco.
        None of the Companies, the Company Subsidiaries or Interco have agreed or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and no such adjustments have been made or required with respect to the Canadian Parks Business, and, to Seller's Knowledge, the Internal Revenue Service has not proposed any such adjustment or change in accounting method, nor has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company, the Company Subsidiaries, Holdco, Newco or Interco.
        None of the Companies, the Company Subsidiaries, Holdco, Newco, Interco, or the Canadian Parks Business have engaged in a "reportable transaction" within the meaning of Treasury Regulations section 1.6011-4(b)(1).
        The Paramount Parks Shares are not, and will not become during the period up to and including the Closing, "taxable Canadian property" for the purposes of the Tax Act.
        At the Closing, Newco will be duly registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax.
        For United States federal tax purposes (and applicable state and local income tax purposes), Seller is disregarded as an entity separate from CBS Operations Inc., a wholly owned subsidiary of CBS.
        There are no Liens (other than Permitted Encumbrances) with respect to any material amount of Taxes upon or with respect to the Companies, the Company Subsidiaries, Holdco, Newco, Interco or the Canadian Parks Business or any of their assets.
        There are no agreements in effect to extend the period of limitations for the assessment or collection of any material amount of Taxes for which, or with respect to which, the Companies, the Company Subsidiaries, Holdco, Newco, Interco or the Canadian Parks Business may become liable and no requests for any such agreements are pending.
        The transactions contemplated by this Agreement will not result in the payment or series of payments by or with respect to the Companies, the Company Subsidiaries, Holdco, Newco, Interco or the Canadian Parks Business of any amount which (i) is an "excess parachute payment" within the meaning of section 280G of the Code (or any similar state or local provision) or (ii) will not be fully deductible as a result of Section 162(m) (or any similar state or local provision).
        For United States federal tax purposes (and applicable state and local income and/or franchise tax purposes), Seller and French Street Management LLC, a Delaware limited liability company, are each disregarded as entities separate from CBS Operations Inc., a Delaware corporation and wholly-owned subsidiary of CBS.  French Street Management LLC is the sole owner of Seller, and CBS Operations Inc. is the sole owner of French Street Management LLC.
        Kings Island has not owned any capital stock of CBS Canada in the last two years.
      Insurance

      . Section 3.19 of the Seller Disclosure Letter lists, as of the date hereof, all of the policies of insurance currently maintained by CBS and its Affiliates that cover the business, employees, directors, officers, operations, property or assets of the Companies, the Company Subsidiaries and the Canadian Parks Business (collectively, the "Insurance Policies"). The Insurance Policies are in full force and effect and all premiums due have either been paid or adequate provisions for the payment thereof has been made (it being acknowledged by Purchaser and Parent that coverage of the Companies, the Company Subsidiaries and the Canadian Parks Business or any of their respective businesses, operations, personnel and other risks attributable to them under all the Insurance Policies shall cease as of the Closing Date pursuant to Section 5.12 of this Agreement). CBS and its Affiliates have not received any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of the Insurance Policies. There are no material claims by CBS and its Affiliates under any of the Insurance Policies relating to the business, assets or properties of the Companies, the Company Subsidiaries or the Canadian Parks Business as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

      Affiliate Agreements

      . Section 3.20 of the Seller Disclosure Letter sets forth each contract, agreement, arrangement or understanding (written or oral) in effect as of the date hereof between: (i) any of the Companies or any of the Company Subsidiaries or CBS Canada (solely with respect to the Canadian Parks Business), on the one hand, and (ii) any of Seller or any other Affiliate of Seller (other than the Companies, Company Subsidiaries or CBS Canada), on the other hand (each, an "Affiliate Agreement") that is material to the operations of the business of the Companies, the Company Subsidiaries and the Canadian Parks Business, as conducted on the date hereof. As of the date hereof, all such Affiliate Agreements were, in the reasonable business judgment of the parties thereto, entered into on an arms-length basis. Each of the Affiliate Agreements is valid and binding on each of the parties thereto and in full force and effect in all material respects and, except as provided in this Agreement, upon consummation of the transactions contemplated hereby, shall be terminated without penalty or payment. None of the Companies, the Company Subsidiaries or CBS Canada is (and to Seller's Knowledge, no other party is) in material breach or material default under any Affiliate Agreement and, to Seller's Knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or material default under any Affiliate Agreement.

      Sufficiency of Assets; Newco

      .

        Neither CBS nor any Affiliate of CBS, other than the Companies, the Company Subsidiaries, the Canadian Parks Business, and Newco, owns or makes available any of the assets, properties or rights that are necessary to conduct the business of the Companies, the Company Subsidiaries and the Canadian Parks Business substantially as it is currently conducted.
        Interco, Holdco, Newco and the predecessors of Newco will be formed solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and, since its formation, will not have engaged in any activity, conducted any other business and have any liabilities other than as provided in, or contemplated by, this Agreement and the transactions contemplated hereby.
        The Companies and the Company Subsidiaries have all right, title and interest to the businesses, assets and properties (personal, tangible and intangible) necessary to conduct in all material respects their respective businesses as currently conducted by them, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances created by Parent or any of its Affiliates. As of the Closing Date, Newco will have sufficient right, title and interest to the assets and properties (personal, tangible and intangible) necessary to conduct in all material respects the Canadian Parks Business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances created by Parent or any of its Affiliates.
      Brokers

      . No agent, broker, finder or investment banker (other than Citigroup Global Markets Inc., whose fees shall be paid Seller) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Companies.

      No Other Representations or Warranties

. Except for the representations and warranties contained in this Article III or otherwise in this Agreement, Parent and Purchaser acknowledge that neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to the Companies, the Canadian Parks Business or Seller with respect to any other information provided to Parent or Purchaser. Neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Parent or Purchaser or any other Person resulting from the distribution to Parent or Purchaser, or use by Parent or Purchaser of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Purchaser in certain "data rooms", confidential information memoranda, management presentations or in any other form in expectation of the transactions contemplated by this Agreement. Parent and Purchaser acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Purchaser are familiar with such uncertainties, that Parent and Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Purchaser shall have no claim against anyone with respect thereto; provided that the foregoing acknowledgements shall not preclude Parent and Purchaser from seeking any available remedy for fraud. Neither Parent nor Purchaser is relying on any statement, representation or warranty, oral or written, express or implied, other than those set forth in this Article III or otherwise in this Agreement.

  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Parent and Purchaser hereby, jointly and severally, represent and warrant to Seller as follows:

      Organization

      . Each of Parent and Purchaser is or will by the Closing be duly organized, validly existing and in good standing under the laws of the state of its organization.

      Authority; Enforceability

      . Each of Parent and Purchaser has or will upon execution have the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of Parent and Purchaser of this Agreement and the performance by each of Parent and Purchaser of its obligations hereunder have been or will upon execution have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser. This Agreement has and will have been duly executed and delivered by each of Parent and Purchaser and constitutes a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and, when executed, Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

      Non-Contravention

      . The execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not (a) conflict with or violate their respective certificates of incorporation or by-laws, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described in such Section have been made, conflict with or violate any Law applicable to Parent or Purchaser or any of their respective Subsidiaries or by which either of them or any of their respective properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which either Parent or Purchaser or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not prevent or materially delay the consummation of the transactions contemplated hereby.

      Governmental Consents

      . The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby do not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Competition Act, (c) the applicable requirements of antitrust or other competition Laws of other jurisdictions and (d) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

      Purchase for Investment

      . Each of Parent and Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws. Each of Parent and Purchaser (a) is not an underwriter as such term is defined under the Securities Act, (b) is acquiring the Shares solely for investment with no present intention to distribute any of the Shares to any Person and (c) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

      Financing

      . Purchaser has or by the Closing will have immediately available funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

      Brokers

      . No agent, broker, finder or investment banker (other than Bear Stearns and Rothschild & Co., whose fees shall be paid by Parent or Purchaser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

      Prohibited Transactions

  . Parent has no current intention to effect, directly or indirectly, any one or more of the following: (i) an issuance, sale, assignment, transfer or disposition of any shares of any of the Companies, Interco, Holdco, Newco or any Company Subsidiary, except for a Taxable Sale; or (ii) a sale assignment, transfer or disposition of any asset (other than money disposed of on the payment a dividend or a reduction of paid-up capital) of the Companies, Interco, Holdco, Newco or any Company Subsidiary, except for a Taxable Sale. For purposes of this Section 4.8, "Taxable Sale" means a sale, assignment, transfer or disposition of any shares or assets by a Person for proceeds not less than fair market value if, under the Tax laws of the country in which the Person is resident for Tax purposes, the resulting gain or loss, if any, is computed as if the shares or assets were disposed of for proceeds of disposition that are not less than their fair market value, and the gain or loss so computed is recognized for the purposes of those laws.

  ADDITIONAL AGREEMENTS

      Conduct of Business Prior to the Closing

      . During the period from the date hereof until the Closing Date, except as expressly contemplated by this Agreement (including, for the avoidance of doubt, in connection with the Permitted Reorganization), as set forth in Section 5.1 of the Seller Disclosure Letter or as required by Law, or unless Parent shall otherwise agree in writing, Seller shall cause each of the Companies, each of the Company Subsidiaries and CBS Canada (solely with respect to the Canadian Parks Business) to conduct its business in the ordinary course of business, to use its commercially reasonable efforts to preserve substantially intact its business organization, and to preserve its present relationships with suppliers, lessors and employees and other Persons with which it has significant business relations. Between the date of this Agreement and the Closing Date, except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, in connection with the Permitted Reorganization and Section 5.13), as set forth in Section 5.1 of the Seller Disclosure Letter or as required by Law, Seller shall not permit any of the Companies, any Company Subsidiary or CBS Canada (solely with respect to the Canadian Parks Business) to do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

        amend or otherwise change its certificate of incorporation or by-laws (or other comparable organizational instruments) of any of the Companies or any Company Subsidiary;
        issue, deliver, sell, pledge, lease, license, dispose of or encumber (i) any shares of capital stock of any class of any Company Subsidiary, Kings Island, Interco, Holdco or Newco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any Companies Subsidiary, Kings Island, Interco, Holdco or Newco or any other ownership interest, of any Companies Subsidiary, Kings Island, Interco, Holdco or Newco or (ii) any assets, rights or properties (including Intellectual Property) of the Companies, the Company Subsidiaries or the Canadian Parks Business in excess of $50,000, except in the ordinary course of business consistent with past practice;
        except in connection with cash management and financing of operations by Seller and its Affiliates in the ordinary course of business consistent with past practice, declare, set aside, make or pay any dividend or other distribution with respect to any of the capital stock of any of the Companies or any Company Subsidiary (except for any dividend or distribution by a Company Subsidiary to any of the Companies or the Canadian Parks Business);
        reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any capital stock of the Companies, or reclassify, combine, split or subdivide any capital stock of any of the Company Subsidiaries (except for any redemption, purchase or other acquisition between the Company Subsidiaries, the Companies and the Canadian Parks Business);
        acquire (by merger, consolidation or acquisition of stock or assets) or sell (by merger, consolidation or sale of stock or assets) any corporation, partnership or other business organization or division thereof or any assets, other than purchases and sales of inventory and other assets in the ordinary course of business;
        incur or guarantee any long-term Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary), in each case, other than (i) in the ordinary course of business or (ii) any letter of credit entered into in the ordinary course of business;
        enter into, renew or amend any Affiliate Agreement or other than in the ordinary course of business, enter into, terminate, fail to renew, cancel or amend in any material respect any Material Contract or any agreement that would constitute a Material Contract had such agreement been in effect on the date hereof;
        sell, transfer, license, grant permission to use or otherwise dispose of any Intellectual Property except in the ordinary course of business consistent with past practice;
        make any new capital expenditure or commitment therefor other than (x) pursuant to existing commitments or business plans listed in Section 5.1 of the Seller Disclosure Letter, (y) capital expenditures or commitments that are, in the aggregate, not in excess of $500,000 or (z) capital expenditures for the 2007 fiscal year expressly requested by Purchaser to be made prior to the Closing; provided that any such amounts funded by CBS, the Companies, the Company Subsidiaries or CBS Canada shall be added to the Purchase Price or reimbursed to Seller at the Closing;
        make any changes in any accounting methods or practices other than those required by GAAP;
        waive any material claims or rights other than in the ordinary course of business consistent with past practice;
        except (i) to the extent required under any Benefit Plan, (ii) in the ordinary course of business, (iii) as required by applicable Law, (iv) as otherwise contemplated in this Agreement (including, for the avoidance of doubt, in connection with the Permitted Reorganization) or (v) as may be required to avoid adverse treatment under Section 409A of the Code, increase the compensation of any of its employees, or establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy or arrangement that would be a Company Plan if it were in existence as of the date of this Agreement;
        change or make any material Tax elections, change any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any federal, state, local or foreign material Tax liability;
        materially reduce the amount of insurance coverage provided by existing insurance policies covering the Companies, the Company Subsidiaries or the Canadian Parks Business or their respective assets or operations; or
        agree to take any of the actions described in Sections 5.1(a) through 5.1(n).
      Access to Information

      .

        During the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Closing, Seller shall cause the Companies, the Company Subsidiaries and CBS Canada (solely with respect to the Canadian Parks Business) to, subject to restrictions imposed from time to time in good faith upon advice of counsel respecting the provision of privileged communications or competitively sensitive information and any applicable confidentiality agreement with any Person, afford representatives of Parent, following notice from Parent to Seller in accordance with this Section 5.2, reasonable access during normal business hours to all properties of the Companies and the Company Subsidiaries, and all properties included in the Canadian Park Business, and will furnish, within a reasonable time, to Parent all information (including extracts and copies of books, records, contracts, commitments and other documents), and operating and financial data prepared by management in the ordinary course of business, if any, concerning the operations, business, properties and personnel of the Companies or any Company Subsidiary or the Canadian Parks Business, including access to its personnel and representatives as Parent may reasonably request and that is in the possession and control of the Companies, any Company Subsidiary or CBS Canada. In conducting any inspection of any properties of the Companies and the Company Subsidiaries, or any properties included in the Canadian Park Business, neither Parent, Purchaser nor any of their representatives shall (i) contact or have any discussions with any of the Companies' employees, agents, or representatives, or any Canadian Parks Business employees, unless in each case Parent obtains the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), (ii) unreasonably interfere with the business of the Companies or any Company Subsidiary or the Canadian Parks Business conducted at such property, (iii) damage any property or any portion thereof, or (iv) perform any procedure or investigation (including any environmental investigation or study) without Seller's prior written consent (which consent shall not be unreasonably withheld or delayed). Parent shall schedule and coordinate all inspections with Seller and shall give Seller at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. No investigation made by Purchaser, its employees and representatives shall affect the representations, warranties and agreements made by Seller pursuant to this Agreement, and each such representation, warranty and agreement shall survive any such investigation in accordance with the terms of this Agreement.
        All information obtained pursuant to this Section 5.2 shall continue to be governed by the Confidentiality Agreement.
        Seller agrees, and agrees to cause CBS and its Subsidiaries and their respective employees and representatives, from and after the Closing until the third anniversary thereof to keep confidential, not disclose to third parties and not use for its own business benefit all nonpublic information in their possession regarding the Companies, the Company Subsidiaries and the Canadian Park Business; provided, however that CBS and its Subsidiaries and their respective representatives will not be required to maintain as confidential any information that (i) becomes generally available to the public other than as result of disclosure (A) by Seller, its Affiliates or any of their respective representatives or (B) to the Knowledge of Seller, by any other Person in violation of a duty of confidentiality owed to the Companies and/or any of their respective Affiliates, or (ii) is required to be disclosed pursuant to applicable Law or the rules of any securities exchange and prior to such required disclosure, Seller provides reasonable advance notice to the Companies and reasonable assistance in obtaining confidential treatment of such information.
        At the Closing, Seller shall, and shall cause its Affiliates to, assign to Purchaser, to the extent assignable without consent of the other party thereto, their respective rights under any confidentiality agreements with Persons other than Purchaser that were entered into in connection with, or relating to, a possible sale of any of the Companies, the Company Subsidiaries and the Canadian Park Business, their respective businesses or assets, including to the extent assignable, the right to enforce all terms of such confidentiality agreements.
      Further Action; Reasonable Best Efforts

      .

        Subject to the terms and conditions of this Agreement, each party shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the obligations in Section 5.10, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (ii) comply with the requirements of section 114 of the Competition Act or, if agreed to by each of the parties hereto, Purchaser may also, or in the alternative, submit a request for an advance ruling certificate pursuant to section 102 of the Competition Act, and (iii) make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable. With respect to the HSR Act and the Competition Act, such filings shall be made no later than ten Business Days after the date of this Agreement. Each party shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the Competition Act or any other Antitrust Laws and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, the Competition Act and any other applicable Antitrust Laws as soon as reasonably practicable.
        Each of Parent and Purchaser, on the one hand, and Seller, on the other hand, shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, the Competition Act or any other Antitrust Law (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign Governmental Authority, including the Canadian Competition Bureau (the "Bureau") and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party and/or its counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the Bureau or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, the Bureau or such other applicable Governmental Authority or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
        In furtherance and not in limitation of the covenants of the parties contained in Sections 5.3(a) and (b), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, the Bureau or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent the consummation of the transactions contemplated hereby due to the failure to satisfy the conditions in this Agreement, each of Parent, Purchaser and Seller shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement. Parent and Purchaser further agree, in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent the consummation of the transactions contemplated hereby due to the failure to satisfy the conditions in this Agreement, to (i) sell, hold separate or otherwise dispose of the assets to be acquired in this transaction in a manner which would resolve such objections or suits or (ii) agree to sell, hold separate or otherwise dispose of the assets to be acquired in this transaction in a manner which would resolve such objections or suits or (iii) permit the sale, holding separate or other disposition of the assets to be acquired in this transaction in a manner which would resolve such objections or suits, in each case so that the conditions set forth in this Agreement are timely satisfied.
        Subject to the obligations under Section 5.3(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby (i) each of Parent, Purchaser and Seller shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent and Purchaser must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.
        Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 or Section 5.10 shall limit a party's right to terminate this Agreement pursuant to Section 10.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 5.3 or Section 5.10.
        The filing fees under any Antitrust Law, including the HSR Act and the Competition Act, shall be borne by the Purchaser. Notwithstanding the foregoing, the Seller and Purchaser shall (and shall cause their respective Affiliates to) respond at their own cost as promptly as practicable to any inquiries received from the FTC or the DOJ for additional information or documentation (including a second request) and to all inquiries and requests received from any other Governmental Authority in connection with any Antitrust Law.
      Resignations

      . On the Closing Date, Seller shall cause to be delivered to Parent duly signed resignations (from the applicable board of directors or office), effective immediately after the Closing, of all directors and officers of the Companies and each Company Subsidiary, in each case that is also employed by CBS, and shall take such other action as is necessary to accomplish the foregoing.

      Directors' and Officers' Indemnification and Insurance.
        The certificate of incorporation and by-laws or other constituent documents of the Companies, the Company Subsidiaries, Interco, Holdco and Newco shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the applicable company's certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of any such individuals.
        Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any present (as of the Closing Date) and former officer, director or employee of the Companies, the Company Subsidiaries, Interco, Holdco and Newco (an "Indemnified Director or Officer"), on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 5.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
        This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.
      Books and Records

      . Purchaser shall retain all of the books and records of the Companies, the Company Subsidiaries and the Canadian Parks Business for a period of seven years after the Closing or such longer time as may be required by Law and, subject to restrictions imposed from time to time in good faith upon advice of counsel respecting the provision of privileged communications or competitively sensitive information and any applicable confidentiality agreement with any Person, shall provide, only in such manner that does not unreasonably interfere with the business of the Companies or any Company Subsidiary or the Canadian Parks Business, reasonable access to such pre-Closing books and records (or copies thereof at Seller's expense) to the Seller or its agents, at reasonable times and upon reasonable notice, after the Closing to the extent reasonably necessary for legitimate business reasons, such as disputing any indemnification claim, the preparation of financial statements, Tax returns, the defense of litigation or Tax audits or complying with other legal requirements.

      Public Announcements

      . Each of Seller and Purchaser agrees that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party or any of its Affiliates without the prior written consent of Seller and Purchaser (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

      Permitted Reorganization

      . Prior to the Closing Date, Seller shall, and shall cause its Subsidiaries and Affiliates to, effect the Permitted Reorganization in accordance with Schedule III (including the terms of the Canadian contribution agreement set forth in Schedule III), attached hereto. Seller agrees to reasonably consult with Purchaser with respect to effecting the Permitted Reorganization. Seller shall be responsible for all Taxes and out-of-pocket costs and expenses arising out of or related to the Permitted Reorganization; provided that, for the avoidance of doubt, Seller shall not be liable for Taxes owing by Newco (or any successor thereof) in respect of any period after the Closing Date and attributable to the fact that the Canadian Parks Business will be transferred on a tax deferred basis, rather than on a fully taxable basis, for Canadian income tax purposes.

      Collective Bargaining Agreement Arrangements

      . Effective as of the Closing, Purchaser shall assume all rights, obligations and liabilities of Seller and its Affiliates under each Collective Bargaining Agreement that arise on or after the Closing Date.

      Further Assurances

      . Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its respective best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement as promptly as is practicable. Seller shall, as promptly as is reasonably practicable, give such notices to third parties and use its reasonable best efforts to obtain the third party consent listed in Section 5.10(a) of the Seller Disclosure Letter. Purchaser shall cooperate and use all reasonable best efforts to assist Seller in giving such notices and obtaining such consents.

        Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any asset, including any contract, lease, license, permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority ("Nonassignable Assets") unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to cooperate with Parent and Purchaser in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller's or such Affiliate's name and all benefits and obligations existing thereunder shall be for Purchaser's account. Seller shall take or cause to be taken at Purchaser's expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect to all Nonassignable Assets.
        If requested by Purchaser and permitted by the express terms of the applicable software license, Seller shall make available to the Companies, the Company Subsidiaries and the Canadian Parks Business, effective upon the Closing and for not more than six months thereafter, a license to use the J.D. Edwards software currently used by any of the Companies, the Company Subsidiaries or the Canadian Parks Business that is substantially similar (with respect to users, cost and all other material terms and conditions) to the current license, but on a standalone basis.
        From and after the Closing Date, (i) Seller will afford promptly to Purchaser and its agents reasonable access to its books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or reasonably useful for Purchaser in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Companies, the Company Subsidiaries, Interco, Holdco and Newco and (ii) Purchaser will cause the Companies, the Company Subsidiaries, Interco, Holdco and Newco to afford promptly to Seller and CBS and their respective agents reasonable access to the books of account, financial and other records (including accountant's work papers), information, employees and auditors of the Companies, the Company Subsidiaries, Interco, Holdco and Newco to the extent necessary or reasonably useful for Seller or CBS in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to such Persons, including preparation of its financial statements and compliance with applicable Law; provided, that any such access by Purchaser or Seller shall not unreasonably interfere with the conduct of the business of Seller or the Companies, the Company Subsidiaries, Interco, Holdco or Newco, as the case may be and; provided, further, that this provision shall not be available to and shall not expand the scope of discovery in the case of a legal proceeding between the parties (but only to the extent of the matters that are the subject of such proceeding). The party afforded access shall bear all of the out-of-pocket costs and expenses (including attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization).
      Letters of Credit

      . Purchaser shall replace, within 60 days of the Closing Date, each outstanding letter of credit issued for the benefit of the Companies, the Company Subsidiaries, Interco, Holdco or Newco or the Canadian Parks Business set forth in Section 5.11 of the Seller Disclosure Letter, with a letter of credit reasonably satisfactory to the beneficiary thereof, and cause such beneficiary to return the original letters of credit to Seller or the relevant Affiliate of Seller (other than the Companies, the Company Subsidiaries, Interco, Holdco or Newco); provided that in the event Purchaser is unable to replace any letter of credit referred to above by such time, Purchaser (i) shall unconditionally reimburse Seller or the relevant Affiliate of Seller for any payments required to be made by Seller or any Affiliate of Seller in relation to any drawing of such letter of credit and any fees incurred to the issuer of such letter of credit and (ii) continue to use its reasonable best efforts to replace such letters of credit as soon as practicable.

      Insurance

      . As of the close of business on the Closing Date: (i) Seller will terminate or cause its Affiliates to terminate all coverage relating to the Companies, the Company Subsidiaries, Interco, Holdco, Newco and the Canadian Parks Business and their respective businesses, assets and employees under the Insurance Policies for the benefit of all of their controlled subsidiaries, including the Companies, the Company Subsidiaries, Interco, Holdco, Newco and the Canadian Parks Business; provided, however, that (i) no such termination of any occurrence policy in force as of the Closing Date shall be effected so as to prevent the Companies, the Company Subsidiaries and Newco from recovering under such policies (other than policies for which Seller or its Affiliates are financially responsible as "self- or captive-insurers" or reinsurers) for losses from events occurring prior to the Closing Date to the extent Seller shall have received written notice of claims relating to such events on or before the first anniversary of the Closing Date, it being understood that the Companies, the Company Subsidiaries, Interco, Holdco and Newco shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims; (ii) no such termination of any claims made policy in force as of the Closing Date shall be effected so as to prevent the Companies and Newco from recovering under such policies (other than policies for which Seller or its Affiliates are financially responsible as "self- or captive-insurers" or reinsurers) for losses from events occurring prior to the Closing Date to the extent Seller shall have received written notice of claims relating to such events on or before the Closing Date, it being understood that the Companies, the Company Subsidiaries, Interco, Holdco and Newco shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims; and (iii) Purchaser shall become solely responsible for all insurance coverage and related risk of loss with respect to the Companies, the Company Subsidiaries, Interco, Holdco and Newco and their respective businesses, assets and employees based on (x) events occurring on or after the Closing Date, (y) events occurring prior to the Closing Date for which notice has not been received as described by the date set forth in the foregoing clauses (i) and (ii) and (z) claims (other than Assumed Litigation) for which Seller or its Affiliates are financially responsible as "self- or captive-insurers" or reinsurers. Seller shall promptly be reimbursed by Purchaser for all reasonable costs and expenses paid after the Closing Date (a) at Purchaser's request, (b) reasonably incurred in providing the assistance described in this Section 5.12 or (c) all amounts paid by Seller and its Affiliates for claims that are subject to clause (z) above ("Assistance Costs"). Assistance Costs shall include reasonable out-of-pocket third party expenses, including reasonable attorneys' fees and reasonable claims adjustment expenses, paid in connection with investigating, preparing, or pursuing recoveries from insurance contracts and retroactive or prospective premium increases to the extent (and only to the extent) attributable to losses incurred in connection with the Companies, the Company Subsidiaries, Interco, Holdco or Newco following the Closing.

        To the extent that, after the Closing Date, the Companies, the Company Subsidiaries, Interco, Holdco, Newco or Seller require any information regarding claim data, payroll or other information in order to make filings with insurance carriers, Seller shall promptly supply such information to the Companies, Interco, Holdco and Newco and Purchaser shall cause the Companies, Interco, Holdco, Newco or any applicable Company Subsidiary promptly to supply such information to Seller.
        Subject to the reimbursement of Assistance Costs, following the Closing, Seller shall cooperate with Purchaser, the Companies, the Company Subsidiaries, Interco, Holdco and Newco in submitting any claims on behalf of the Companies, the Company Subsidiaries, Interco, Holdco or Newco under Seller's insurance policies with respect to any loss, liability, damages, claims or expense related to their respective businesses occurring, or arising from events occurring prior to the Closing.
      Termination of Affiliate Relations

      . Except as contemplated by this Agreement or set forth in Section 5.13 of the Disclosure Letter, on or prior to the Closing Date, (i) all Indebtedness made by CBS or Seller (or their respective Affiliates other than the Companies, the Company Subsidiaries or the Canadian Parks Business) to the Companies, the Company Subsidiaries or the Canadian Parks Business (or vice versa) prior to the date hereof or after the date hereof in compliance with this Agreement shall be canceled, settled and terminated without any payment or other transfer of assets or rights in respect of such Indebtedness (collectively, "Affiliate Indebtedness") and (ii) all other liabilities owed to CBS or any of its Affiliates (other than the Companies, the Company Subsidiaries and the Canadian Parks Business) by the Companies, the Company Subsidiaries or the Canadian Parks Business, as the case may be, or owed to the Companies, the Company Subsidiaries or the Canadian Parks Business, by CBS or any of its Affiliates (other than the Companies, the Company Subsidiaries or the Canadian Parks Business) shall in each case be canceled, settled and terminated without any payment in respect of such liability, other than payables for goods sold and services rendered in the ordinary course of business, which shall be paid in the ordinary course of business.

        The agreements listed on Section 5.13(b) of the Seller Disclosure Letter (the "Surviving Agreements") shall remain in full force and effect in accordance with their terms. This covenant is intended to be for the benefit of, and shall be enforceable by, CBS and its Affiliates as if such Persons were parties hereto.
      Updated Title Commitment

      . If requested by Purchaser, Seller agrees to use commercially reasonable efforts to provide to the Purchaser Updated Title Commitments and Updated Surveys to the Owned Real Property located in the United States and the Great America Real Property, as soon as practicable; provided that in no event shall the receipt of any such Updated Title Commitments and Updated Surveys be a condition to or delay the Closing. Subject to approval by the Title Companies, the metes and bounds legal descriptions of the land encompassing the Real Property and contained on the Updated Surveys shall be used in the Updated Title Commitments and in all documents of transfer to be executed hereunder wherein the legal descriptions should appear. Seller shall promptly be reimbursed by Purchaser for all costs and expenses paid (a) at Purchaser's request or (b) incurred in connection with obtaining any such Updated Title Commitments and Updated Surveys. In the event that Purchaser elects to obtain new title policies or endorsements to the existing Title Policies, Purchaser shall be responsible for all title premiums, endorsement costs and similar title charges.

      Noncompetition; Nonsolicitation of Senior Employees

      . For a period of three years from the Closing Date (the "Exclusive Period"), CBS and Seller shall not and shall cause their respective Subsidiaries not to, directly or indirectly engage in, operate, manage, consult with, advise, partner with, lease or license any assets or provide financing to or invest in any Person that develops, owns or operates an amusement or theme park within 500 miles of any facility listed in Section 5.15 of the Seller Disclosure Letter (the "Business"); provided, however, that the foregoing will not prohibit (i) the ownership of less than five percent interest in a Person whose shares are traded in a recognized stock exchange or traded in an over-the-counter market, or (ii) the ownership of, or by, a Business as a result of a merger, acquisition, consolidation or other business combination with a Person whose primary business is not the Business.

        For a period of two years from the Closing Date, CBS and Seller shall not and shall cause their respective Subsidiaries not to (i) solicit, entice, persuade or induce any of the senior employees of any of the Companies, Company Subsidiaries or the Canadian Parks Business whose aggregate annual compensation is in excess of $75,000 to terminate his or her employment; (ii) solicit the employment of any such individual; or (iii) hire or engage, as an officer, employee, consultant, independent contractor or otherwise, any such individual, in each case without the prior written consent of Purchaser. Nothing in this Section 5.15(b) shall prohibit any of the foregoing activities with respect to any individual who has been terminated by any of the Companies or Company Subsidiaries or the Canadian Parks Business without cause or who has not been employed by any of the Companies, the Company Subsidiaries, Interco, Holdco or Newco during the 90 days preceding any of such action by CBS, Seller or its Subsidiaries after such individual's resignation if neither Seller nor any of its Affiliates has induced or attempted to induce such officer or employee to leave the employ of such entity at any time prior to such termination or resignation, and provided further that nothing in this Section 5.15 shall prohibit Seller or any of its Affiliates from engaging in general solicitations of employment to the public, general advertising or the use of an independent employment agency or search firm whose efforts are not specifically directed at any such employee of any of the Companies, the Company Subsidiaries, Interco, Holdco or Newco.
        The length of time for which any covenant contained in Sections 5.15(a) and (b) shall be in force shall not include any period of violation or any other period required for litigation during which Purchaser seeks to enforce such covenant. In the event that any such covenant shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
        The covenants contained in Section 5.15(a) and (b) are each covenants independent of any other provision of this Agreement, and the existence of any claim which any party may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. CBS and Seller acknowledge that Purchaser is purchasing the Paramount Parks Shares in reliance on the goodwill of the Business and the covenants contained in Section 5.15(a) and (b) are essential to the protection of Purchaser's purchase and that Purchaser would not purchase the Paramount Parks Shares but for these covenants. CBS and Seller (i) acknowledge and agree that the monetary damages for any material breach of Section 5.15(a) and (b) would be inadequate, and (ii) agree and consent that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted in any Action that may be brought to enforce any of the provisions of Section 5.15(a) and (b).
      No Solicitation or Negotiation

  . Seller agrees that between the date of this Agreement and the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Section 10.1 hereof, Seller shall not, and shall cause its Affiliates and its and its Affiliates' respective directors, officers and employees not to, and shall use reasonable best efforts to cause its representatives not to, directly or indirectly (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the Paramount Parks Shares or material assets of the Companies, the Company Subsidiaries and the Canadian Parks Business, as a whole or (B) enter into any business combination with any of the Companies, the Company Subsidiaries or CBS Canada (with respect to the Canadian Parks Business) or (ii) participate in any discussions, negotiations and other communications, regarding or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Seller shall notify Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Seller agrees not to, and to cause CBS not to, without the prior written consent of Parent, release any Person from, or waive any provision of, any confidentiality agreement to which Seller or CBS is a party.

  EMPLOYEE MATTERS

      Employee Matters

      .

        Without limiting any additional rights under any Benefit Plan, for a period of not less than twelve (12) months following the Closing Date, Purchaser shall, or shall cause the Companies, the Company Subsidiaries and Newco to, maintain employee benefit plans, programs, policies and arrangements, severance, salaries and bonus and incentive programs for each current employee of the Companies, the Company Subsidiaries and Newco (the "Covered Employees"), that are comparable, in the aggregate, to the salaries, bonus and incentive plans and benefits provided to such employees immediately prior to the Closing Date (excluding retiree medical coverage and, solely with respect to Covered Employees who are not Canadian Business Employees, defined benefit plan coverage and non-qualified defined contribution plan coverage). Seller shall assume the employment of and provide any applicable benefits to each employee of the Companies, the Company Subsidiaries and Newco on an approved medical leave of absence or disability as of the Closing Date, until such time, if any, that such individual returns to active employment with the Companies, the Company Subsidiaries or Newco, subject to applicable Laws; provided, however, that Purchaser shall, or shall cause the Companies, the Company Subsidiaries or Newco to, reimburse Seller for all costs associated with providing such employees with disability benefits under any Benefit Plans if such employee returns to active employment within twelve (12) months of the Closing Date, at which time such employee shall be transferred to the Companies, the Company Subsidiaries or Newco, as appropriate, and thereafter shall be considered to be a Covered Employee. Notwithstanding the foregoing, subject to applicable law, nothing in this Agreement shall be interpreted to or will in any way guarantee employment or otherwise change the existing at-will nature of any employee's employment relationship.
        Each Covered Employee shall be given credit for all service with the Companies, the Company Subsidiaries, CBS Canada or Newco (and service credited by the Companies, the Company Subsidiaries, CBS Canada or Newco) for crediting service for purposes of eligibility to participate, vesting and determination of level of benefits under all employee benefit plans, programs policies and arrangements in which the Covered Employees become participants to the extent such service is recognized under the Benefit Plans immediately prior to the Closing Date and in no event shall such credit result in duplicative benefits. After the Closing Date, Purchaser, the Companies, the Company Subsidiaries and Newco, as applicable, shall (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees and their spouses and/or dependents (the "Covered Dependents") under any welfare benefit plans that such Covered Employees and Covered Dependents may be eligible to participate in after the Closing Date but only to the extent such limitations and waiting periods were waived or satisfied under the Benefit Plans and (ii) provide each Covered Employee and Covered Dependent with credit for any co-payments and deductibles paid during the portion of the relevant plan year prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Covered Employees and Covered Dependents are eligible to participate in after the Closing Date.
        Except as otherwise expressly provided in this Article VI or in connection with the Permitted Reorganization, (x) Purchaser and its Subsidiaries and ERISA Affiliates shall not assume any obligations under or liabilities with respect to, and shall not receive any right or interest in, any of the Benefit Plans (other than the Company Plans), and (y) Seller shall retain, assume, and be responsible for all liabilities and obligations relating to the participation through the Closing Date of the Covered Employees under (1) the CBS Retirement Plan and the other defined benefit plans of Seller and its respective ERISA Affiliates (other than the Company Plans) and (2) all other Benefit Plans (other than the Company Plans).
    Without limiting the generality of the foregoing, as of the Closing Date, Purchaser shall, or shall cause the Companies and the Company Subsidiaries, as applicable, to honor (x) those employment, change-in-control, termination and severance agreements, and all similar agreements (other than retention agreements), in each case, to which the Companies or any of the Company Subsidiaries is or was a party as of the Closing Date, (y) any unused vacation and sick time accrued prior to the Closing Date and (z) any Company Plan (including the Seasonal Employees PPO Health Plans (Basic and Enhanced Options)).
    As of the Closing Date, Purchaser shall, or shall cause Newco to honor (x) those employment, change-in-control, termination and severance agreements (other than retention agreements), and all similar agreements, in each case, to which Newco is or was a party as of the Closing Date, (y) any unused vacation and sick time accrued prior to the Closing Date and (z) and all plans which are to be established for Canadian Business Employees in connection with the Permitted Reorganization).
      Effective as of the Closing Date, Purchaser shall, or shall cause the Companies or the Company Subsidiaries, as applicable, to be responsible for providing continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law ("COBRA"), under a group health plan maintained by Purchaser or the Companies or the Company Subsidiaries, as applicable, to the Covered Employees and any other beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with the Companies or the Company Subsidiaries or otherwise) on or after the Closing Date. The Purchaser or the Companies or the Company Subsidiaries, as applicable, shall indemnify and hold the Seller and its respective Affiliates harmless from any and all damages incurred by the Seller or any of its Affiliates as a result of the failure of the Purchaser or the Companies or the Company Subsidiaries, as applicable, to comply with the requirements of COBRA where such requirement arises on or after the Closing Date, including applicable notice requirements. The Seller shall indemnify and hold the Purchaser, the Company, the Company Subsidiaries and their respective Affiliates harmless from any and all damages incurred by any of them as a result of the failure of the Seller, the Company or the Company Subsidiaries, as applicable, to comply with the requirements of COBRA with respect to COBRA qualifying events that occur before the Closing Date, including applicable notice requirements.
      Effective as of the Closing Date, the Covered Employees shall cease to accrue benefits under, and the Companies and the Company Subsidiaries shall cease to be participating employers in, the defined contribution plans (both qualified and non-qualified) of the Seller and its respective Affiliates in which they participate. As of the Closing Date, Seller shall cause the participation by Covered Employees in the CBS 401(k) Plan (the "Seller 401(k) Plan") to cease. Purchaser shall cause a 401(k) Plan designated by Purchaser (the "Purchaser 401(k) Plan") to accept the rollover, by direct or indirect rollover, as selected by each Covered Employee, of that portion of the Covered Employees' accounts in the Seller 401(k) Plan that constitutes an "eligible rollover distribution" as that term is defined by Section 402(c)(4) of the Code, provided that at the time a Covered Employee elects such a rollover that Covered Employee is employed by the Companies or any Company Subsidiary. Any such rollover will be effected in cash and, as applicable, any notes evidencing loans from the Seller 401(k) Plan to the Covered Employee electing such rollover. Purchaser and Seller will, and will cause the trustees of their respective 401(k) plans to, cooperate with each other with respect to the rollover of the eligible rollover distribution portions, including loans, of the Covered Employees' account balances in the Seller 401(k) Plan to the Purchaser 401(k) Plan.
      Effective as of the Closing Date, the Covered Employees shall cease to accrue benefits under, and the Companies and the Company Subsidiaries shall cease to be participating employers in, the defined benefit plans (both qualified and non-qualified) of the Seller and its respective Affiliates in which they participate. As of the Closing Date, Seller shall cause the participation by Covered Employees in the CBS Retirement Plan to cease.
      In addition to the obligations of the Purchaser or the Companies and the Company Subsidiaries, as applicable, set forth in Section 6.1(a), immediately after the Closing Date, Purchaser agrees that, for a period of twelve (12) months following the Closing Date, the Purchaser or the Companies and the Company Subsidiaries, as applicable, shall provide each Covered Employee who is terminated by the Companies or the Company Subsidiaries "without cause" with severance benefits, which benefits shall be the greater of (i) the benefits provided under any severance plan maintained by the Purchaser or the Companies or the Company Subsidiaries, as applicable, for similarly situated employees of the Purchaser or the Companies or the Company Subsidiaries, as applicable, or (ii) the benefits provided under the Severance Policy for Full-Time Regular Employees of Paramount Parks as in effect immediately prior to the Closing Date.
      Section 6.1(c)(ii) and Sections 6.1(d) through (g) do not apply to (x) Covered Employees who participate in the Benefit Plans that apply only to Canadian Business Employees (the "Canadian Benefit Plans") prior to the Closing Date or (y) the Canadian Benefit Plans. In connection with the Permitted Reorganization, Canadian Business Employees shall cease to accrue benefits under the Pension Plan for Salaried Employees of CBS International Canada Ltd. and Affiliates Companies (the "CICL Plan") and Newco shall:
    establish a defined contribution registered pension plan to provide benefits to Canadian Business Employees on and after the Closing Date (the "Purchaser Pension Plan"); and
    indemnify CBS Canada and/or the CICL Plan if any actions taken by Newco in the three (3) year period following the Closing Date in respect of the Purchaser Pension Plan or the Canadian Business Employees results in a partial wind-up of the CICL Plan. Newco shall indemnify CBS Canada and/or the CICL Plan for expenses associated with the partial wind-up of the CICL Plan, as well as the amount by which the total assets distributed from the CICL Plan in relation to such a partial plan wind-up exceeds the total amount of assets that would be distributed from the CICL Plan if the Canadian Business Employees terminated participation in the CICL Plan as of the partial wind-up date assuming there had been no partial wind-up of the CICL Plan.

  TAX MATTERS

      Tax Indemnities

      .

        Seller shall be responsible for and shall indemnify and hold harmless Purchaser from and against, and shall pay or cause to be paid, any Losses arising from or relating to (i) any and all liability for Taxes with respect to the Companies, the Company Subsidiaries, the Canadian Parks Business, Holdco, Newco and Interco for all taxable periods ending on or before the Closing Date ("Pre-Closing Tax Period") and with respect to any taxable period that begins on or before and ends after the Closing Date ("Straddle Period"), for the portion thereof ending on the Closing Date, (ii) any Taxes that arise from the Permitted Reorganization, (iii) any and all liability (as a result of Treasury Regulations section 1.1502-6 or a similar provision under state, local or foreign law) for Taxes of any Person (other than the Companies or the Company Subsidiaries) which is or was affiliated with the Companies or the Company Subsidiaries or with whom the Companies or the Company Subsidiaries otherwise join or have ever joined in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date, (iv) any Tax sharing, Tax indemnity, Tax allocation or similar contracts to which the Companies, the Company Subsidiaries, Holdco and Newco were obligated, or were a party, on or prior to the Closing Date, and (v) all liability for Taxes resulting from the Section 338(h)(10) Election (defined below) contemplated by Section 7.8; provided that, for the avoidance of doubt, Seller shall not be liable for Taxes owing by Newco (or any successor thereof) in respect of any period after the Closing Date and attributable to the fact that the Canadian Parks Business will be transferred on a tax deferred basis, rather than on a fully taxable basis, for Canadian income tax purposes; provided, further, notwithstanding the foregoing, Seller shall not be liable pursuant to this Section 7.1(a) for any Losses arising from or relating to (i) any transaction not in the ordinary course of business (other than the transactions contemplated hereunder) that occurs on the Closing Date but after the Closing or (ii) any action taken after the Closing (other than the transactions contemplated hereunder) by the Purchaser, any of its Affiliates, the Companies, the Company Subsidiaries, Holdco, Newco or any transferee of the foregoing or its Affiliates or (iii) to the extent such Tax liabilities are reflected in the Adjusted Working Capital Amount in the Final Adjustment Report.
        Purchaser shall be responsible for and shall indemnify and hold harmless Seller and its Affiliates from and against, and shall pay or cause to be paid, all Taxes relating to the Companies, the Company Subsidiaries, the Canadian Parks Business, Holdco, Newco and Interco, excluding Taxes for which Seller is responsible under Section 7.1(a).
        In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:
    in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
    in the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
      The amount of any indemnification payment under Sections 7.1 and 7.2 shall be reduced by any net Tax benefit actually realized by the indemnified party arising from the Loss giving rise to such indemnification obligation.
      Reimbursement

      . After the Closing, Seller or Purchaser (each a "party"), as the case may be, shall provide or shall cause to be provided reimbursement for any Taxes paid by one party or its Affiliates which are the responsibility of the other party or its Affiliates in accordance with the terms of this Section 7.1 or Section 7.6. Within a reasonable time prior to the payment of any such Taxes, the indemnified party paying such Taxes shall give written notice to the indemnifying party of the Taxes payable and the amount which is the liability of each party, although failure to do so will not relieve the indemnifying party of its liability hereunder except to the extent the indemnifying party is actually prejudiced as a result of such failure. Subject to the delivery of prior written notice of the payment of any such Taxes, the party required to provide reimbursement hereunder shall pay such amount by the latest to occur of (i) the date payment is made by the party paying such Taxes, (ii) fifteen Business Days after receipt of such prior written notice, and (iii) 10 days prior to the due date for payment of such Taxes; provided, however, if there is a disagreement relating to the amount of Taxes payable by the indemnifying party, such disagreement will be resolved in the time and manner described in Section 7.4(f).

      Tax Returns

      .

        Seller shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns relating to the Companies, the Company Subsidiaries, the Canadian Parks Business, Holdco, Newco (including any predecessor of Newco) and Interco for any Pre-Closing Tax Period.
        The Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns relating to the Companies, the Company Subsidiaries, and the Canadian Parks Business, Holdco, Newco and Interco for any taxable period beginning after the Closing Date.
        For any Straddle Period relating to the Companies, the Company Subsidiaries, or with respect to the Canadian Parks Business, Holdco, Newco and Interco, Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that Seller shall reimburse Purchaser for the portion of such Taxes payable by Seller as provided in Sections 7.1 and 7.2. Purchaser shall provide such Tax Returns to Seller at least 30 days prior to filing for Seller's review, comment and approval (which approval shall not be unreasonably withheld), and shall modify such Tax Returns to incorporate reasonable comments made by Seller.
        Without the prior written consent of Seller, Purchaser shall not, and shall not permit any of its Affiliates to, amend any Tax Returns or make or change any Tax elections or accounting methods relating to any Pre-Closing Tax Period of the Companies, the Company Subsidiaries, the Canadian Parks Business, Holdco, Newco and Interco.
      Contests and Cooperation; Disputes

      .

        If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to Section 7.1 or Section 9.2 (as it relates to Section 3.18), then such indemnified party shall give notice within twenty (20) days to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a "Tax Claim"); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.
        With respect to any Tax Claim for which Seller is obligated to indemnify the Purchaser under Section 7.1(a) or Section 9.2 (as it relates to Section 3.18) and has acknowledged its obligation to Purchaser in writing, Seller shall, at its own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Seller shall not settle any such Tax Claim without the prior consent of Purchaser (which consent shall not be unreasonably withheld or delayed) if such settlement would have the effect of shifting a material amount of income from a Pre-Closing Tax Period to a taxable period beginning after the Closing Date.
        The Purchaser shall control all proceedings with respect to any Tax Claim with respect to the Companies, the Company Subsidiaries, the Canadian Parks Business, Holdco, Newco or Interco for which the Purchaser is obligated to indemnify Seller under Section 7.1(b).
        Notwithstanding Section 7.4(b) and 7.4(c), Seller and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Companies, the Company Subsidiaries, Holdco, Newco and Interco for a Straddle Period, and shall bear their own respective costs and expenses. Neither Seller nor Buyer shall settle any such Tax Claim without the prior written consent of the other.
        Seller, Purchaser, the Companies, the Company Subsidiaries, Holdco, Newco and Interco shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. Any information obtained under this Section 7.4(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.
        If the parties disagree as to the calculation of any amount relating to Taxes governed by Section 7.1 or Section 7.6, Seller and Purchaser shall promptly consult with each other and endeavor in good faith, for a period of 30 days, to resolve any such disagreements (each disagreement not so resolved, a "Tax Dispute"). Thereafter, either Seller or Purchaser may submit the resolution of any Tax Disputes to the Accounting Firm (as defined in Section 2.3(b)) to resolve the dispute. The Accounting Firm shall only be authorized as directed by the parties on any one issue either (i) to decide in favor of and choose the position of either of the parties or (ii) to decide upon a compromise position within the range of positions presented by the parties to the Accounting Firm. The Accounting Firm shall base its decision solely upon the presentations of the parties to the Accounting Firm at a hearing held before the Accounting Firm and upon any materials made available by either party and not upon independent review. The Accounting Firm shall be instructed to resolve the Tax Disputes and such resolution shall be (i) set forth in writing and signed by the Accounting Firm, (ii) delivered to Seller and Purchaser as soon as practicable after the Tax Disputes are submitted to the Accounting Firm but not later than the 30th day after the Accounting Firm is instructed to resolve the Tax Disputes, (iii) made in accordance with this Agreement, and (iv) final, binding and conclusive on the parties on the date of delivery of such resolution. Any expenses relating to the engagement of the Accounting Firm shall be shared equally by the parties.
      Refunds and Tax Benefits

      .

        The amount or economic benefit of any refunds, credits or offsets of Taxes of the Companies, the Company Subsidiaries, Holdco, Newco or Interco or with respect to the Canadian Parks Business that are the responsibility of Seller under Section 7.1, Section 9.2 (as it relates to Section 3.18), or Section 7.6 shall be for the account of Seller, except to the extent such amounts are reflected in the Adjusted Working Capital Amount in the Final Adjustment Report.
        The amount or economic benefit of any other refunds, credits or offsets of Taxes of the Companies, the Company Subsidiaries, Holdco, Newco or Interco, or with respect to the Canadian Parks Business, shall be for the account of Purchaser.
        Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset of Taxes the amount of such refund, or the economic benefit of such credit or offset of Taxes, within ten (10) days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.
      Transfer Taxes

      . Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes arising out of the transactions contemplated by this Agreement (other than any Transfer Taxes arising out of the Permitted Reorganization which shall solely be borne by Seller) shall be shared equally by Seller and Purchaser. Seller and Purchaser shall jointly prepare all Tax Returns relating to such Transfer Taxes. Purchaser shall file, or shall cause to be filed, to the extent permitted by applicable law, all Tax Returns as may be required to comply with the provisions of such Tax Laws relating to Transfer Taxes. Seller shall cooperate with Purchaser in connection with all such filings and shall file any Tax Returns that Purchaser is not permitted to file.

      Tax Sharing Agreements

      . On or prior to the Closing Date, all tax sharing, tax allocation or similar agreements between any of the Companies, the Company Subsidiaries, Holdco, Newco or Interco on the one hand, and any of Seller or its Affiliates (other than the Companies, the Company Subsidiaries, Holdco, Newco or Interco), on the other hand, shall be terminated, and, after the Closing, none of the Companies, the Company Subsidiaries, Holdco, Newco, Interco, Seller, the Purchaser or any Affiliates of the foregoing shall be bound thereby or have any obligations or liability thereunder.

      Section 338(h)(10) Election

      . At Purchaser's option, Purchaser and Seller shall join in timely making an election under section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of Paramount Parks and, if such election is made, at Purchaser's option, with respect to Paramount Parks Experience, Inc. and Interco (if applicable); provided, for the avoidance of doubt, that no such election shall be made with respect to Kings Island. Purchaser and Seller shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulations section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provision. Seller and Purchaser agree not to take any action that could cause the Section 338(h)(10) Election to be invalid, and shall take no position contrary thereto unless required pursuant to a final determination (as defined in Section 1313(a) of the Code or any similar provision of any state, foreign or local law). Within ninety (90) days following the Closing Date, Purchaser shall prepare and deliver to Seller a draft schedule allocating the "aggregate deemed sales price," within the meaning of the Treasury regulations issued under Section 338(h)(10), among the assets of Paramount Parks and Paramount Parks Experience, Inc. in accordance with such regulations. Within forty-five (45) days of its receipt of such draft allocation schedule, Seller shall provide Purchaser with a written notice of any proposed changes thereto, together with a detailed explanation of the basis for such proposed changes. In the event that the Parties cannot agree on an allocation schedule within sixty (60) days after Purchaser's receipt of Seller's notice of proposed changes, the dispute shall be referred to the Accounting Firm. The allocation determined by the Accounting Firm shall be conclusive and binding upon Purchaser and Seller, and each party shall file its Tax Returns in accordance with such allocation schedule. Notwithstanding the foregoing, the allocation under this Section 7.8 to Interco shall be consistent with the determination of "Fair Market Value," as provided under Schedule III.

      Tax Treatment of Indemnity Payments

. The parties agree to treat any indemnity payment made under this Article VII or Article IX as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

  CONDITIONS TO CLOSING

      Mutual Conditions to Closing

      . The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

        No statute, rule, regulation, executive order, decree, ruling, injunction or Governmental Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement; provided, however, that prior to invoking this condition each party agrees to comply with Section 5.3;
        The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired not later than the fifth Business Day prior to the Termination Date; and
        (i) The Commissioner of Competition (the "Commissioner") appointed under the Competition Act shall have issued an advance ruling certificate under section 102 of the Competition Act, (ii) advised Purchaser in writing that she has determined not to file an application for an order under Part VIII of the Competition Act, and any terms and conditions attached to such advice shall be acceptable to Seller and Purchaser, or (iii) the waiting period under section 123 of the Competition Act shall have expired and the Commissioner shall not have filed an application or threatened in writing to file an application for an order under Part VIII of the Competition Act (or any such application, order or threat shall have been rescinded).
      Conditions to Obligations of Parent and Purchaser

      . The obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

        (i) the representations and warranties of Seller set forth in Section 3.5 shall be true and correct in all respects as of the Closing Date, (ii) The representations and warranties of Seller set forth in Section 3.2 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date), and (iii) the other representations and warranties contained in this Agreement (disregarding any Material Adverse Effect, materiality or similar qualifiers therein, except for the limitation set forth in Section 3.9(a)) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except in the case of this clause (iii) where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;
        Seller shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;
        Purchaser shall have received a certificate of an executive officer of Seller, certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied;
        Seller shall have delivered the consent listed in Section 8.2 of the Seller Disclosure Letter; and
        Seller shall have completed the Permitted Reorganization.
      Conditions to Obligations of Seller

      . The obligations of Seller to consummate the transactions contemplated under this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

        The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);
        Each of Parent and Purchaser shall have performed in all material respects the material obligations, and complied in all material respects with the material agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and
        Seller shall have received certificates of an executive officer of each of Parent and Purchaser, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

  INDEMNIFICATION

      Survival of Representations, Warranties and Covenants

      . The representations and warranties contained in this Agreement shall expire on December 31, 2007; provided, however, that (a) the representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.20, 3.21(a) (first sentence only), 3.22, 4.1, 4.2 and 4.7 shall survive indefinitely, (b) the representations and warranties contained in Section 3.17 shall expire on the third anniversary of the Closing Date, and (c) the representations and warranties contained in Section 3.13 shall survive until the date that is 60 days following the expiration of the applicable statute of limitations. If written notice of a claim has been given in accordance with Section 9.2(c) prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. Any written claim by Parent or Purchaser with respect to a breach of any covenant or other agreement made by the Seller in this Agreement to be performed at or prior to the Closing may be given at any time prior to the day that is three months following the Closing Date. All other covenants shall survive the Closing and survive indefinitely, except those that by their terms expire earlier.

      Indemnification

. Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller for any and all Liabilities, Taxes (solely with respect to Section 3.18), losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, reasonable attorneys' fees and expenses) actually suffered or incurred by them (hereinafter a "Loss"), arising out of or resulting from:

    the breach of any representation or warranty made by Seller in this Agreement;
    the breach of any covenant or agreement by Sellers contained in this Agreement which is to be performed prior to the Closing; or
    any of the Actions set forth in Section 9.2(a)(iii) of the Seller Disclosure Letter (the "Assumed Litigation") (each of which shall be treated as a Third Party Claim for purposes of Article IX (other than Section 9.3)).

The foregoing provisions of this Section 9.2(a) shall not apply with respect to any Losses arising out of (and no indemnification hereunder shall be available with respect to) any breach of any representation or warranty of Sellers that is terminated as provided in Section 9.1.

      Seller and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from:
    the breach of any representation or warranty made by Purchaser in this Agreement;
    the breach of any covenant or agreement by Purchaser contained in this Agreement which is to be performed prior to the Closing; or
    the Liabilities of the Companies and the Company Subsidiaries, except to the extent that they arise from a matter for which indemnification is due under Section 9.2(a).

The foregoing provisions of this Section 9.2(b) shall not apply with respect to any Losses arising out of (and no indemnification hereunder shall be available with respect to) any breach of any representation or warranty of Purchaser that is terminated as provided in Section 9.1.

      Any party seeking indemnification under this Section 9.2 (an "Indemnified Party") shall promptly give the party from whom indemnification is being sought (an "Indemnifying Party") notice (a "Claim Notice") of any matter which such Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating in reasonable detail, the nature of the claim, a good-faith reasonable estimate of the Loss and method of computation thereof (to the extent practicable), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 9.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third-Party Claim (as defined below), if the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Claim Notice that the Indemnifying Party disputes such claim (the "Dispute Notice"), the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third-Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in 30 days after delivery of the Dispute Notice, such dispute shall be resolved by litigation in an appropriate court of law.
      The obligations and Liabilities of an Indemnifying Party under Section 9.2 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in Section 9.2 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice and a copy of the papers served with respect to such claim (if any); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 9.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within twenty Business Days of the receipt of such notice from the Indemnified Party; provided, however, the Indemnified Party may, at its sole cost and expense, participate in the defense of such Third Party Claim, it being understood that the Indemnifying Party shall control such defense; provided, further, that if counsel to the Indemnified Party advises such Indemnified Party in writing that the Third Party Claim involves a conflict of interest (other than one of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Parties, taken together). In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, it will keep the Indemnified Party reasonably informed of progress of the defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, it will keep the Indemnifying Party reasonably informed of progress of the defense of such Third Party Claim, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The rights of any Indemnifying Party shall be subrogated to any right of action (including indemnification, cross-claims and counterclaims) that the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other money payments. Without limiting the foregoing, the Indemnifying Party shall not be liable for any amount required to be paid by the Indemnified Party that exceeds, where the Indemnified Party has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a Third Party Claim, the amount for which that Third Party Claim could have been settled pursuant to that proposed compromise or settlement. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the written consent of the Indemnifying Party.
      To the extent that the Purchaser can pursue a claim for a Loss relating to Taxes under either Section 7.1 or Section 9.2 (as it relates to a breach of Section 3.18), the provisions of Article VII shall govern with respect to such claim.
      Limits on Indemnification

      . No amount shall be payable by Seller pursuant to Section 9.2(a) for any breach of any representation or warranty (other than any representation or warranty in Section 3.2, 3.5, 3.20, 3.21(a) (first sentence only) or 3.22) unless the aggregate amount of Losses indemnifiable under Section 9.2(a) for breaches of representations or warranties exceeds one percent (1%) of the Purchase Price (and only to the extent of such excess). No amount shall be payable by Purchaser pursuant to Section 9.2(b) for any breach of any representation or warranty (other than any representation or warranty in Sections 4.2 or 4.7) unless the aggregate amount of Losses indemnifiable under Section 9.2(b) for breaches of representations or warranties exceeds one percent (1%) of the Purchase Price (and only to the extent of such excess).

        No amount shall be payable by an Indemnifying Party pursuant to Section 9.2 for any breach of any representation or warranty resulting in aggregate Losses of $50,000 or less with respect to any matter or series of related matters and such Losses shall not be included in calculating the threshold established in Section 9.3(a).
        Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate indemnifiable Losses which may be recovered from Seller, on the one hand, or Purchaser, on the other hand, arising out of or resulting from the causes enumerated in Section 9.2 (excluding Section 9.2(b)(iii)) shall be an amount equal to twenty percent (20%) of the Purchase Price.
        No Indemnifying Party shall be liable for any indirect, consequential, special, multiple, exemplary or punitive damages or lost profits, diminution in value or any damages based on any type of multiple of any Indemnified Party, except in the event of fraud or willful misconduct.
        For purposes of determining the existence of, and calculating the amount of any losses arising out of or resulting from, any breach of a representation or warranty pursuant to Sections 9.2(a)(i) and 9.2(b)(i), the representations and warranties made by Seller or Purchaser in this Agreement, as applicable, shall be read without regard to any Material Adverse Effect or materiality qualifiers contained therein, except with respect to the representations and warranties made by Seller in Section 3.9.
      Computation of Indemnifiable Losses

      . Any amount payable pursuant to this Article IX shall be decreased to the extent of (i) any amounts actually recovered by the Indemnified Party from any third party (including insurance proceeds) in respect of an indemnifiable Loss, (ii) any net Tax benefit actually realized by the Indemnified Party arising out of an indemnifiable Loss and (iii) any amounts that relate to such Losses reflected in the Adjusted Working Capital Amount in the Final Adjustment Report. The Indemnifying Party and the Indemnified Parties shall cooperate in good faith in providing each other the information necessary to determine the Tax benefits, as the case may be, in each case. The Indemnified Parties shall use their commercially reasonable efforts to pursue payment under or from any insurer or third-party in respect of such Losses. Purchaser shall not, and shall cause the Companies, the Company Subsidiaries, Interco, Holdco and Newco not to, without the prior written consent of the Seller, waive, release, compromise, reduce or otherwise amend in any way that would limit coverage, any fully-paid insurance policies or coverage in effect at the Closing that relate to Losses.

      Access

      . From and after the delivery of a Claim Notice by any Indemnified Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party (including the Companies, the Company Subsidiaries, Interco, Holdco and Newco) related to the matters to which the claim relates (provided that, as necessary to protect any attorney-client privilege, the parties shall execute a joint defense agreement containing customary terms). All such access shall be granted during normal business hours.

      Mitigation of Damages

      . The parties hereto shall cooperate with each other to mitigate any Losses, including maintaining insurance coverage with respect to the Companies, the Company Subsidiaries, Interco, Holdco and Newco.

      Indemnification as Exclusive Remedy

. Except as expressly set forth in Section 5.15, the indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any party for any breach of any representation, warranty or covenant by the other party contained herein and no party shall pursue or seek to pursue any other remedy. Except as specifically set forth in or arising under this Agreement, from and after the Closing, the parties hereto waive any rights and claims that a party may have against any other party, whether in law or in equity, relating to the transactions contemplated hereby or thereby, including claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all claims for breach of duty; provided, however, that nothing set forth in this Agreement shall limit the rights, remedies and claims of any party hereto with respect to any fraud or willful misconduct by any other party hereto.

  TERMINATION, AMENDMENT AND WAIVER

      Termination

      . This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

        by mutual written consent of each party hereto;
        by any party hereto if any Governmental Authority of competent jurisdiction located or having jurisdiction within the United States shall have issued a final Governmental Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action is or shall have become final and nonappealable; or
        by any party hereto if the Closing Date shall not have occurred on or before September 29, 2006 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement.
      Effect of Termination

      . In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 3.22, 4.7, 5.2(b), 5.7, this Section 10.2, Section 10.3 and Article XI, which shall survive such termination.

      Expenses

      . Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

      Amendment

      . This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Waiver

  . At any time prior to the Closing Date, any party hereto may  extend the time for the performance of any of the obligations or other acts of the other parties hereto,  waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and  subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  GENERAL PROVISIONS

      Materiality; Seller Disclosure Letter

      . As used in this Agreement, unless the context would require otherwise, the terms "material" or "material to the Companies and the Canadian Parks Business" and the concept of the "material" nature of an effect upon the Companies and the Canadian Parks Business shall be measured relative to the entire business of the Companies, the Company Subsidiaries and the Canadian Parks Business taken as a whole. As used in this Agreement, unless the context would require otherwise, the terms "material" or "material to the Companies" and the concept of the "material" nature of an effect upon the Companies shall be measured relative to the entire business of the Companies and the Company Subsidiaries taken as a whole. There have been, however, included in the Seller Disclosure Letter and may be included elsewhere in this Agreement items which are not "material" within the meaning of the immediately preceding sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by Seller that such items are "material" or to further define the meaning of such term for purposes of this Agreement. Disclosures included in any Section of the Seller Disclosure Letter shall be considered to be made for purposes of all other Sections of the Seller Disclosure Letter to the extent that the relevance of any such disclosure to any other Section of the Seller Disclosure Letter is reasonably apparent from the text of such disclosure.

      Notices

      . Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 11.2 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) the Business Day following the date of dispatch, if sent by nationally recognized overnight courier service, or (iv) the tenth Business Day following the date of mailing, if sent by registered or certified mail, return receipt requested, postage prepaid. The address for such notices and communications shall be as follows:

        if to Seller or CBS:

      CBS Corporation
      51 West 52nd Street
      New York, New York 10019
      Telecopy: (212) 975-1770
      Attention: General Counsel

      with a copy to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, New York 10017
      Telecopy: (212) 455-2502
      Attention: John G. Finley, Esq. and Daniel Clivner, Esq.

      if to Parent or Purchaser:

      Cedar Fair, L.P.
      One Cedar Point Drive
      Sandusky, Ohio 44870
      Telecopy: (419) 627-2377
      Attention: Peter J. Crage

      with a copy to:

      Squire, Sanders & Dempsey L.L.P.

      4900 Key Tower

      127 Public Square

      Cleveland, OH 44114-1304
      Telecopy: (216) 479-8780
      Attention: Gordon S. Kaiser, Esq.

      Severability

      . If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      Entire Agreement

      . This Agreement, the Seller Disclosure Letter and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

      Assignment

      . This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party); provided, however, that Parent may assign its rights and obligations under this Agreement (other than Section 11.11) to a newly-formed direct wholly-owned subsidiary of Parent ("Purchaser") and upon such assignment Purchaser shall promptly execute this Agreement; provided, that all references to Purchaser herein shall be deemed to be references to Parent prior to such execution of this Agreement by Purchaser. Any attempted assignment in violation of this Section 11.5 shall be void.

      No Third Party Beneficiaries

      . Except for Section 5.5, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      Governing Law

      . This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York.

      Specific Performance; Jurisdiction

      . The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America located in the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto agrees that Action with respect to this Agreement or the transactions contemplated hereby may be brought only in the courts of the State of New York or the courts of the United States of America located in the State of New York, in each case located in the Borough of Manhattan, City of New York, State of New York. Each of the parties hereto submits to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York over any Action with respect to this Agreement or the transactions contemplated hereby. Each of the parties hereto waives any objection that it may have to the venue of such Action in any such court or that such Action in such court was brought in an inconvenient court and agrees not to plead or claim the same. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

      Counterparts

      . This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      Interpretation

      . When reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the words "ordinary course of business" are used in this Agreement, they shall be deemed to be followed by the words "consistent with past practice". For purposes of this Agreement, the term "objection" shall mean disagreement or statement in opposition, or any recommendation by any Governmental Authority challenging, prohibiting, restraining or enjoining the transactions contemplated by this Agreement, or any request for additional information subsequent to the filing of a notification and report form pursuant to the HSR Act. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

      Parent Guarantee

      . Parent agrees to take all action necessary to cause Purchaser to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to Seller the full and complete performance by Purchaser of its respective obligations under this Agreement and shall be jointly and severally liable for any breach of any representation, warranty, covenant or obligation of Purchaser under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 11.11.

      CBS Guarantee

. CBS agrees to take all action necessary to cause Seller to perform all of its respective agreements, covenants and obligations under this Agreement. CBS unconditionally guarantees to Parent and Purchaser the full and complete performance by Seller of its respective obligations under this Agreement and shall be jointly and severally liable for any breach of any representation, warranty, covenant or obligation of Seller pursuant to the terms, and subject to the limitations, set forth in this Agreement. This is a guarantee of payment and performance and not collectibility. CBS hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Seller protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 11.12.

IN WITNESS WHEREOF, Seller and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOMBAY HOOK LLC

By: /s/ Fredric G. Reynolds

Name: Fredric G. Reynolds
Title:

CEDAR FAIR, L.P.

By: /s/ Richard L. Kinzel

Name: Richard L. Kinzel
Title: Chairman of the Board, President and Chief Executive Officer

The undersigned joins in this Agreement for purposes of Section 11.12.

CBS CORPORATION

By: /s/ Fredric G. Reynolds

Name: Fredric G. Reynolds
Title: Executive Vice President, Chief Financial Officer

SCHEDULE I

Paramount Parks - Adjusted December 31 Working Capital Amount

($ in thousands)
As of
Parameter	12/31/2005
Scheduled Assets
Receivables	$6,681
Inventory	6,341
Prepaid insurance	9,163
Other current assets (a)	6,714
Total current assets	$28,899

Scheduled Liabilities (b)
Accounts payable	$7,590
Accrued compensation	7,574
Deferred income	27,243
Accrued expenses and other current liabilities (a)	19,340
Total current liabilities	$61,747

Adjusted Working Capital	($32,848)

Note: Retention bonuses for Paramount Parks Inc. senior management are to be paid by Seller and will not be shown as an accrued liability, and as a result, will not be included in the calculation of Adjusted Working Capital.
    Given the nature of Paramount Parks Inc's seasonal business, the Company maintains accruals for Prepaid and Deferred NOD (non-operating days) to hold (or defer) expenses and recognizes those expenses during operating days when it recognizes revenues. These accounts have a balance of $0 at the beginning and ending the calendar (fiscal) year.
    Adjusted per item (iii) of the definition of Scheduled Liabilities in the Purchase Agreement.

SCHEDULE II

KNOWLEDGE

  Al Weber, Jr.
  Michael Koontz
  Lester Nail
  Fred Reynolds
  Joseph Ianniello
  Tim Fisher

SCHEDULE III

PERMITTED REORGANIZATION

The steps of the Permitted Reorganization relating to the transfer of Kings Island Company to Paramount Parks Inc. are as follows:

1.  Mattalex Corporation, a Delaware corporation, will be converted into a limited liability company in accordance with Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act, and, in connection therewith, will change its name to Mattalex LLC.

2.  Kings Island Company will distribute six hundred fifty-nine (659) shares of no par value, 6% Non-Cumulative, Nonvoting Preferred Stock of Detroit Television Station WKBD Inc. to CBS Operations Inc.

3. Each of French Street Management LLC and Mattalex LLC will contribute all of its stock of Kings Island Company to Paramount Parks Inc.  After this contribution, Paramount Parks Inc. will own all of the outstanding stock of Kings Island Company.

The steps of the Permitted Reorganization relating to the transfer of the Canadian Parks Business are as follows:

1. Paramount Parks shall incorporate Interco as a Delaware corporation, unless Seller and Purchaser otherwise agree within ten (10) business days of the signing this Agreement. Upon incorporation, Paramount Parks shall subscribe for Interco shares for $100.

2. Interco shall incorporate Holdco as a Nova Scotia unlimited liability company. The authorized capital of Holdco shall consist of a single class of common shares with no par value. Upon incorporation, Interco shall subscribe for 100 Holdco common shares for $100.

3. Holdco shall incorporate Newco2 as a Nova Scotia unlimited liability company. The authorized capital of Newco2 shall consist of a single class of common shares with no par value. Upon incorporation, Holdco shall subscribe for 10 Newco2 common shares for $10 and shall make an inter-company loan of $90 to Newco2.

4. Newco2 shall incorporate Newco3 as a Nova Scotia unlimited liability company. The authorized capital of Newco3 shall include a class of common shares with no par value and a class of redeemable, retractable preferred shares. Upon incorporation, Newco2 shall subscribe for 10 Newco3 common shares for $10 and shall make an inter-company loan of $90 to Newco3.

5. Paramount Parks shall capitalize Interco, Holdco, Newco2 and Newco3 as follows:

(a) Paramount Parks shall subscribe for additional common shares of Interco at a subscription price equal to the aggregate of (i) the amount (the "Net Amount") by which the Fair Market Value of the assets of the Canadian Parks Business exceeds the Fair Market Value of the Canadian Parks liabilities, and (ii) the amount of Transfer Taxes payable on the asset transfer.

(b) Interco shall subscribe for additional common shares of Holdco for a subscription price equal to the Net Amount.

(c) Holdco shall subscribe for additional common shares of Newco2 and shall make an additional inter-company loan to Newco2, provided that the aggregate of the amount of such subscription and the amount of such loan shall be equal to the aggregate of the Net Amount and the amount of the Transfer Taxes, and at least 90% of the aggregate of such amounts shall be in the form of such inter-company loan.

(d) Newco2 shall subscribe for additional common shares of Newco3 and shall make an additional inter-company loan to Newco3, provided that the aggregate of the amount of such subscription and the amount of such loan shall be equal to the aggregate of the Net Amount and the amount of the Transfer Taxes, and at least 90% of the aggregate of such amounts shall be in the form of such inter-company loan.

6. CBS Canada shall sell the Canadian Parks Business to Newco3 in accordance with the Canadian asset purchase agreement, for a purchase price equal to the Fair Market Value of the assets of the Canadian Parks Business, to be satisfied as follows:

(a) As to an amount equal to the Fair Market Value of the Canadian Parks liabilities (which shall not exceed the aggregate tax basis in the transferred assets), by the assumption by Newco3 of the Canadian Parks liabilities; and

(b) As to the balance, by the issuance by Newco3 of preferred shares having an aggregate redemption amount equal to the Net Amount.

7. The Canadian asset purchase agreement shall provide, among other things, that

        CBS Canada and Newco3 will elect under subsection 85(1) of the Income Tax Act (Canada) (the "Tax Act"), and corresponding provisions of applicable provincial or territorial tax legislation, and will specify in such elections such "agreed amounts" as shall be specified by CBS Canada in its discretion, with the intent that the transfer of the assets of the Canadian Park Business to Newco3 shall be completed on a tax deferred basis to CBS Canada;
        CBS Canada and Newco3 will elect under section 22 of the Tax Act, and corresponding provisions of applicable provincial or territorial tax legislation, and will specify in such elections the portion of the consideration allocated thereto as the consideration paid by Newco3 to CBS Canada.
        CBS Canada and Newco3 will elect to have the rules in subsection 20(24) of the Tax Act, and corresponding provisions of applicable provincial or territorial tax legislation, apply to the obligations of CBS Canada in respect of undertakings which arise from the operation of the Canadian Parks Business and to which paragraph 12(1)(a) of the Tax Act applies, and shall agree upon a reasonable amount for the purposes of such election.
        CBS Canada and Newco3 will elect, and will cause their respective relevant Affiliates to elect in prescribed form under proposed subsection 56.4(7) of the Tax Act, and any corresponding provisions of applicable provincial or territorial tax legislation, to have the provisions of proposed subsection 56.4(5) of the Tax Act, and any corresponding provisions of applicable provincial or territorial tax legislation, apply in respect of any non-competition covenants provided by CBS Canada and Newco3 or their Affiliates. If such prescribed form is not available prior to the time at which such form is required to be filed, the election shall be made in such manner as is acceptable to the Canada Revenue Agency.
        CBS Canada and Newco3 will elect under section 167 of the Excise Tax Act (Canada), and under corresponding provisions of applicable provincial or territorial tax legislation, that no tax shall be payable with respect to the transfer of the Canadian Parks Business.
        Newco3 will continue to employ all employees of the Canadian Parks Business on substantially similar terms provided prior to the transfer of the Canadian Parks Business.
        Newco3 will establish a defined contribution registered pension plan and, if necessary, a supplementary top-up defined contribution pension plan, which shall provide benefits to Canadian Parks Business employees that are of equal or greater economic value to Canadian Parks Business employees than the pension benefits provided to them immediately prior to the closing date of the transfer. CBS Canada will retain all obligations and liabilities for all pension benefits accrued by Canadian Parks Business employees prior to closing, and Newco3 will be responsible for all pension benefits accrued by Canadian Parks Business employees on and after closing. Newco3 will also establish a savings plan to cover the Canadian Parks Business employees from and after the closing date (which shall consist of a group registered retirement savings plan, an employee profit sharing plan and a deferred profit sharing plan) which is substantially similar to the savings plan provided to Canadian Parks Business employees immediately prior to the closing date. Newco3 will also establish, as of the closing, health and welfare benefit plans for Canadian Parks Business employees which are substantially similar to the health and welfare benefit plans provided to Canadian Parks Business employees immediately prior to the closing.
        CBS Canada will not be required to comply with the requirements of (a) the Bulk Sales Act (Ontario) and any other applicable provincial or territorial bulk sales legislation or (b) section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provision under any other applicable provincial or territorial tax legislation. CBS Canada will indemnify and save harmless Newco3 and its directors, officers, shareholders, employees and agents from and against all claims which may be made or brought against them and any of their respective successors and assigns or which they may suffer or incur, directly or indirectly, arising out of such non-compliance.

(i) Subject to the following sentence: Newco3 will become responsible for, and will indemnify and save harmless CBS Canada and its Affiliates and their respective directors, officers, shareholders, employees and agents from and against all claims arising that in connection with liabilities, debts and obligations that are assumed by Newco3 and liabilities, debts and obligation that are not otherwise transferred to Newco3 but that relate to the Canadian Parks Business; and CBS Canada shall remain responsible for and will indemnify and save harmless Newco3 and its directors, officers, shareholders, employees and agents from and against all claims relating to liabilities, debts and obligations of CBS Canada which are not assumed by Newco3 and which do not otherwise relate to the Canadian Parks Business. The rights and obligations of the parties under this paragraph (i) are subject in their entirety to the provisions and limitations of the Agreement and nothing herein is intended to expand in any way the liability of Parent, Purchaser or their Affiliates, on the one hand, or CBS or its Affiliates, on the other hand, other than as expressly contemplated by the Agreement.

(j) Newco3 shall cooperate with CBS Canada and provide all such information and assistance reasonably required by CBS Canada in order to produce financial statements, complete tax filings and respond to inquiries from any Governmental Authority.

8. Newco3 shall pay the Transfer Taxes.

9. The Newco3 preferred shares shall be redeemed in cash, and Newco3 shall pay the Net Amount in cash to CBS Canada in satisfaction of the redemption price.

10. Newco2 and Newco3 shall amalgamate under the laws of Nova Scotia to form an amalgamated company ("Newco"). As a consequence of the amalgamation,

(a) the issued shares and inter-company indebtedness of Newco3 will be cancelled,

(b) the issued shares and inter-company indebtedness of Newco2 will become issued shares and inter-company indebtedness of Newco, and

(c) Newco will be a wholly owned subsidiary of Holdco.

11. Seller and Purchaser agree to treat and will cause their respective Affiliates to treat Holdco and Newco as disregarded entities for United States federal income tax purposes, and shall not take any action or make any election inconsistent therewith.

All documentation regarding the Permitted Reorganization shall be prepared by Seller in draft and such draft documentation shall be delivered to Purchaser.  Purchaser shall have a reasonable opportunity to review and comment on such draft documentation, and Seller shall act reasonably in considering Purchaser's comments.

The contribution agreement will not have a price adjustment clause that provides for a price adjustment in the event a taxing authority determines the purchase price was not equal to fair market value.

In this Schedule:

"Fair Market Value" " means fair market value, as reasonably determined by Seller and Purchaser.